EXHIBIT 2.1
EXECUTION VERSION
PARTNERSHIP INTEREST PURCHASE AGREEMENT
among
Collective Partners, LLC,
Sunrise Capital Partners, L.P.,
Lifestyle Brands Ltd.,
as Sellers,
and
Payless ShoeSource Worldwide, Inc.,
as Purchaser
Dated as of March 6, 2007

-i-

(continued)

-ii-

(continued)

-iii-

(continued)
     Annex A: List of Certain Executives Executing Employment Agreements

-iv-

     PARTNERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”), dated as of March 6, 2007, among Collective Partners, LLC, a Delaware limited liability company (“Denver GP”), Sunrise Capital Partners, L.P., a Delaware limited partnership (“Denver LP I”), Lifestyle Brands Ltd., a corporation organized under the laws of the Province of Ontario, Canada (“Denver LP II”) (Denver GP, Denver LP I, and Denver LP II each individually, a “Seller” and collectively, the “Sellers”), and Payless ShoeSource Worldwide, Inc., a Kansas corporation (“Purchaser”). Capitalized terms used herein are defined in ARTICLE I.
R E C I T A L S:
     WHEREAS, the respective boards of directors, boards of managers, or general partner, as the case may be, of each Seller and Purchaser have approved the execution and delivery of, and performance under, this Agreement by such party, in each case upon the terms and subject to the conditions set forth in this Agreement;
     WHEREAS, Sellers own 100% of the partnership interests of Collective International, LP, a Delaware limited partnership (the “Partnership”), as follows: (i) Denver GP holds a 0.1% general interest in the Partnership (the “Denver GP Interest”), (ii) Denver LP I holds a 64.935% limited interest in the Partnership (the “Denver LP I Interest”) and (iii) Denver LP II holds a 34.965% limited interest in the Partnership (the “Denver LP II Interest” and collectively, with the Denver GP Interest and the Denver LP I Interest, the “Interests”);
     WHEREAS, Sellers through the Partnership and its Subsidiaries, are engaged in the business of developing, marketing and licensing brands and products (the “Business”);
     WHEREAS, Sellers desire to sell to Purchaser and Purchaser desires to purchase from Sellers all of the Interests upon the terms and conditions contained in this Agreement (the “Transaction”);
     WHEREAS, the individuals listed on Annex A have entered into employment agreements in connection with the Transaction; and
     WHEREAS, Sellers and Purchaser desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.
     NOW, THEREFORE, in consideration of the premises and of the representations, warranties, covenants and agreements set forth in this Agreement, and subject to and on the terms and conditions set forth in this Agreement, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS
     1.1 Definition of Certain Terms. The terms defined in this ARTICLE I, whenever used in this Agreement (including in the Schedules of the Disclosure Letter), shall have the respective meanings indicated below for all purposes of this Agreement (each such meaning to be equally applicable to the singular and the plural forms of the respective terms so defined).
          “2006 Audited Financial Statements” has the meaning set forth in Section 6.4(a).

     “Acquisition Proposal” means an inquiry or the making of an offer or proposal regarding any of the following (other than the transactions provided for in this Agreement), involving the Partnership or any of its Subsidiaries: (i) any merger, consolidation, share exchange, recapitalization, business combination or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of all or any substantial portion of the Assets of the Partnership and its Subsidiaries, taken as a whole, in a single transaction or series of related transactions (other than licenses granted by the Partnership or any Subsidiary in the ordinary course of business); or (iii) any purchase or other acquisition of shares of the outstanding partnership, membership or other equity interests of the Partnership or any of its Subsidiaries.
     “Affiliate” means with respect to any Person, a Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such Person.
     “Agreement” has the meaning set forth in the Preamble.
     “Assets” means all real, personal and mixed assets, both tangible and intangible, of every kind, nature and description which are owned or leased by the Partnership or its Subsidiaries or used or held for use by the Partnership or its Subsidiaries in connection with the Business.
     “Audited Financial Statements” has the meaning set forth in Section 4.2(a).
     “Base Net Asset Amount” means $850,000.
     “Benefit Plans” has the meaning set forth in Section 4.8(a).
     “Business” has the meaning set forth in the Recitals.
     “business day” means any day other than Saturday, Sunday or any other day on which banks in the City of New York are required or permitted to close.
     “Canadian GAAP” has the meaning set forth in Section 4.2(a).
     “Cap” has the meaning set forth in Section 8.4(d).
     “Class 1 Representations and Warranties” has the meaning set forth in Section 7.2(a).
     “Class 2 Representations and Warranties” has the meaning set forth in Section 7.2(a).
     “Closing” has the meaning set forth in Section 2.7.
     “Closing Date” shall be the date upon which the Closing occurs.

     “Closing Net Asset Amount” means the Current Assets minus the Total Liabilities.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Collective LTIP” means Collective Licensing International LLC Long-Term Incentive Plan, as amended as of January 1, 2006 and as of February 6, 2006.
     “Confidentiality Agreement” has the meaning set forth in Section 6.3(a).
     “Consent” means any consent, approval, clearance, compliance, exemption, authorization, order, filing, registration or qualification of or with any Person.
     “Contract” means any agreement, contract, commitment, instrument, undertaking, lease, note, mortgage, indenture, license or arrangement, whether written or oral.
     “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract or credit arrangement, as trustee or executor, or otherwise.
     “Covered Loss” means any and all diminution in value, losses, Liabilities, claims, fines, deficiencies, damages, obligations, payments (including those arising out of any settlement, judgment or compromise relating to any Legal Proceeding), costs and expenses (including interest and penalties with respect thereto and reasonable attorneys’ and accountants’ fees and any other reasonable out-of-pocket expenses incurred in investigating, preparing, defending, avoiding or settling any Legal Proceeding), including any of the foregoing arising under, out of or in connection with any Legal Proceeding, Governmental Order or award of any arbitrator of any kind, or any Law, Contract, commitment or undertaking. The amount of any Covered Loss subject to indemnification hereunder shall be calculated net of (i) any net insurance proceeds or other payments actually received by the indemnitee from any insurer or other third party on account of such Covered Loss (taking into account all costs and expenses reasonably incurred in procuring such proceeds or payments, and any Taxes paid or payable as a result of the receipt of such proceeds or payments) and (ii) any net Tax benefit recognized by the indemnitee arising from the recognition of the Covered Loss and any other payment received with respect to a Covered Loss (net of all costs and expenses incurred in procuring such Tax benefit). If the amount of any Covered Loss suffered by any indemnitee is reduced, at any time subsequent to any payment in respect thereof by an indemnifying party pursuant to Section 8.1 (Survival; Effect of Materiality Qualifiers) or Section 8.2 (Indemnification of Purchaser by Sellers), as applicable, by recovery from any insurer or other third party or upon the realization of any Tax benefit on account of such Covered Loss, an amount equal to the amount of such reduction (not to exceed, in any event, the amount so previously paid in respect thereof by the indemnifying party) shall promptly be repaid by the indemnitee to the indemnifying party. Notwithstanding anything in the foregoing to the contrary, in no event shall Covered Losses include any punitive damages; any lost profits not arising out of Scheduled Intellectual Property or material Intellectual Property Contracts; or any other money damages that are not measured by and limited to the indemnified party’s actual damages resulting from such breaches.
     “CPA Firm” means an independent certified public accounting firm to which Sellers and Purchaser shall mutually agree.
     “Current Assets” means the current assets as of the Closing, as would be reflected on the face of a balance sheet for the Partnership (excluding any footnotes thereto) prepared in accordance with GAAP, consistently applied (to the extent GAAP was previously applied); provided, however, that in no event shall Current Assets include (A) inventory, (B) any Assets with respect to Taxes (including duty and tax refunds and prepayments) and net operating losses of Sellers or any of their Affiliates, (C) investments in Subsidiaries, (D) Assets held for sale, (E) insurance claims, or (F) prepaid expenses except to the extent the Partnership will receive the benefit thereof within one year of the Closing; provided, further, that Current Assets to be acquired under purchase orders outstanding as of the Closing will, for purposes hereof, be treated as being owned by the Partnership as of the Closing regardless of whether they would otherwise be treated as such under GAAP but subject in any event to the remainder of this definition.
     “Denver GP” has the meaning set forth in the Preamble.
     “Denver GP Interest” has the meaning set forth in the Recitals.
     “Denver Lease” means the Lease Agreement, dated as of August 26, 2003, by and between Weingarten/Miller/Englewood JV and Airwalk International LLC, as assigned to US Sub on November 3, 2003, as amended as of the date hereof.
     “Denver LP I” has the meaning set forth in the Preamble.
     “Denver LP I Interest” has the meaning set forth in the Recitals.
     “Denver LP II” has the meaning set forth in the Preamble.
     “Denver LP II Interest” has the meaning set forth in the Recitals.
     “Disclosure Letter” has the meaning set forth in the first paragraph of ARTICLE IV.
     “Early Close Conditions” has the meaning set forth in Section 2.7.
     “Employees” has the meaning set forth in Section 4.8(a).
     “Environmental Law” means any law, regulation, order, decree, common law or agency requirement relating to pollution, contamination, wastes, hazardous substances or the protection of the environment, human health or safety.

     “Equity Payment Cancellation and Release Agreement” has the meaning set forth in Section 6.14(b).
     “Equity Security” has the meaning ascribed to such term in Rule 405 promulgated under the Securities Act as in effect on the date hereof and, in any event, shall also include (i) any capital stock of a corporation, any partnership interest, any limited liability company interest and any other equity interest, (ii) any security or right convertible into, exchangeable for, or evidencing the right to subscribe for any such stock, equity interest or security referred to in clause (i), (iii) any stock appreciation right, contingent value right or similar security or right that is derivative of any such stock, equity interest or security referred to in clause (i) or (ii), and (iv) any contract to grant, issue, award, convey or sell any of the foregoing.
     “ERISA” has the meaning set forth in Section 4.8(a).
     “ERISA Affiliate” has the meaning set forth in Section 4.8(c).
     “ERISA Plan” has the meaning set forth in Section 4.8(b).
     “Escrow Agent” means an escrow agent mutually selected by Purchaser and Sellers.
     “Escrow Agreement” means an escrow agreement executed by Purchaser, Sellers and Escrow Agent in a form as reasonably agreed to between the parties using their good faith efforts prior to the Closing Date.
     “Escrow Amount” has the meaning set forth in Section 2.4.
     “Escrow Claims Estimated Amount” has the meaning set forth in Section 2.4.
     “Estimated Purchase Price Adjustment Amount” has the meaning set forth in Section 2.5(a).
     “Final Adjustment Amount” means the Purchase Price Adjustment Amount as set forth in the Purchaser’s Statement and, in the event of a Sellers’ Objection, as adjusted by either the agreement of Purchaser and Sellers, or by the CPA Firm, acting pursuant to Section 2.5.
     “Financial Statements” has the meaning set forth in Section 4.2(b).
     “GAAP” means United States generally accepted accounting principles, consistently applied.
     “Governmental Entity” means any foreign or domestic, federal, state, provincial, local, municipal or other governmental judicial, arbitral, legislative, executive or regulatory department, division, commission, administration, board, bureau, agency, court, tribunal, instrumentality or other body (whether temporary, preliminary or permanent).

     “Governmental Order” means any order, writ, judgment, injunction, decree, declaration, stipulation, determination or award entered by or with any Governmental Entity.
     “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
     “Indebtedness” means, with respect to any Person, (i) all indebtedness of such Person, whether or not contingent, for borrowed money, (ii) all obligations for cash overdrafts, (iii) all obligations of such Person for the deferred purchase price of property or services, (iv) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (v) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (vi) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities, (vii) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of such Person or any warrants, rights or options to acquire such capital stock, valued, in the case of redeemable preferred stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, and (viii) other than the matters that are the subject of the Litigation Matter, all Indebtedness of others referred to in clauses (i) through (vii) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.
     “Intellectual Property” means all (i) trademarks, service marks, brand names, certification marks, collective marks, d/b/a’s, Internet domain names, logos, symbols, trade dress, assumed names, fictitious names, trade names, and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of the same; (ii) inventions and discoveries, whether patentable or not, and all patents, registrations, invention disclosures and applications therefor, including divisions, continuations, continuations-in-part and renewal applications, and including renewals, extensions and reissues, and all goodwill associated with any of the foregoing; (iii) confidential information, trade secrets and know-how, including processes, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists and supplier lists (collectively, “Trade Secrets”); (iv) published and unpublished works of authorship, whether copyrightable or not (including without limitation databases and other compilations of information), copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; and (v) all other intellectual property or proprietary rights.
     “Intellectual Property Contracts” means all agreements concerning Intellectual Property to which the Partnership or its Subsidiaries are a party, including without limitation agreements granting the Partnership and its Subsidiaries rights to use the

Licensed Intellectual Property, non-assertion agreements, settlement agreements, agreements granting rights to use Scheduled Intellectual Property, trademark coexistence agreements and trademark consent agreements.
     “Intercompany Payables” means all account, note or loan payables (including credit balance intercompany receivables), whether or not recorded on the books of the Partnership or any of its Affiliates, for goods or services purchased by such Partnership or its Subsidiaries or provided to the Partnership or its Subsidiaries, or advances (cash or otherwise) or any other extensions of credit to the Partnership or its Subsidiaries, in each case from any of the Partnership’s Affiliates (other than the Partnership or its Subsidiaries), including amounts recorded on the balance sheet as of December 31, 2006, whether current or non-current, as either intercompany, affiliate or related party payables, on a gross or net basis.
     “Intercompany Receivables” means all account, note or loan receivables, whether or not recorded on the books of the Partnership or any of its Affiliates, for goods or services sold or provided by the Partnership or its Subsidiaries to Sellers, any of its Affiliates (other than the Partnership or its Subsidiaries) or advances (cash or otherwise) or any other extensions of credit made by the Partnership or its Subsidiaries to Sellers or any of its Affiliates (other than the Partnership or its Subsidiaries), including amounts recorded on the balance sheet as of December 31, 2006, whether current or non-current, as either intercompany, affiliate or related party receivables, on a gross or net basis.
     “Interests” has the meaning set forth in the Recitals.
     “IRS” means the Internal Revenue Service.
     “IT Assets” means the Partnership’s and its Subsidiaries’ computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment, and all associated documentation.
     “knowledge” when used with respect to Sellers, means the actual knowledge of Bruce Pettet, Scott Cain, Matt Ballard and Ellen Towne.
     “Laws” has the meaning set forth in Section 4.7(a).
     “Legal Proceeding” means any U.S. judicial, administrative or arbitration actions, suits, proceedings (public, private, civil or criminal), claims, complaints, disputes, investigations, actions or governmental proceedings.
     “Liabilities” means any debt, liability or obligation, whether known or unknown, asserted or unasserted, determined or determinable, absolute or contingent, accrued or unaccrued and whether due or to become due.
     “Licensed Intellectual Property” means Intellectual Property that the Partnership and its Subsidiaries are licensed or otherwise permitted by other Persons to use.

     “Lien” means any mortgage, pledge, deed of trust, lien (including, without limitation, environmental and tax liens), charge, adverse claim, security interest, title defect, encumbrance, charge or other similar restriction, lease, sublease, option, easement, encroachment or other adverse claim of any kind, including without limitation any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership or encumbrance, other than as a result of U.S. or Canadian securities Laws and restrictions placed on the Interests pursuant to the Partnership Agreement.
     “Lifestyle Memorandum” means the Memorandum of Understanding dated February 6, 2006 among Bruce Pettet, Eric Dreyer, Scott Cain, Denver LP II, Nova Scotia Sub, Denver LP I and US Sub.
     “Litigation Matter” has the meaning set forth in Schedule 4.6 of the Disclosure Letter.
     “Litigation Matter Release Date” has the meaning set forth in Section 2.4.
     “Litigation Party” has the meaning set forth in Schedule 4.6 of the Disclosure Letter.
     “Losses” has the meaning set forth in Section 6.8(e).
     “LTIP Cancellation and Release Agreement” has the meaning set forth in Section 6.14(a).
     “LTIP Participants” has the meaning set forth in Section 6.14(a).
     “Material Adverse Effect” means a material adverse effect on the Business, Assets, financial condition, prospects (solely in connection with the Sims Intellectual Property) or results of operations of the Partnership and its Subsidiaries taken as a whole; provided, however, that any such effect resulting or arising from or relating to (A) any change in law, rule or regulation or GAAP or interpretations thereof, (B) any change in financial, securities or other market conditions (including prevailing interest rates) generally or in the industries in which the Partnership and its Subsidiaries operate as of the date hereof, (C) any national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war or the occurrence of any military or terrorist attack upon the United States or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, or (D) announcement or performance of this Agreement specifically shall not be considered when determining if a Material Adverse Effect has occurred or would be reasonably likely to occur (except, with respect to clauses (A), (B) and (C), to the extent such matters have had or would be reasonably likely to have a material disproportional effect on the Partnership or its Subsidiaries than on the participants in the industries in which the Partnership and its Subsidiaries operate as of the date hereof).
     “Material Contracts” has the meaning set forth in Section 4.13.

     “Multiemployer Plan” has the meaning set forth in Section 4.8(b).
     “Nova Scotia Sub” means Lifestyle Brands Corporation, ULC, a Nova Scotia unlimited liability company.
     “Organizational Documents” with respect to any corporation, means its articles or certificate of incorporation and by-laws, and with respect to any other type of entity, its organizational documents including limited liability company agreements and partnership agreements.
     “Partnership” has the meaning set forth in the Recitals.
     “Partnership Agreement” means the Limited Partnership Agreement of Collective International, LP, dated as of February 6, 2006, by and among Denver GP, Denver LP I and Denver LP II.
     “Partnership Insurance Policies” has the meaning set forth in Section 4.16.
     “Partnership Unaudited Financial Statements” has the meaning set forth in Section 4.2(b).
     “Pension Plan” has the meaning set forth in Section 4.8(b).
     “Permits” has the meaning set forth in Section 4.7(b).
     “Permitted Liens” means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced, and for which assessments or other charges are not yet due and payable or are due but not delinquent or due but being contested in good faith by appropriate proceedings: (i) statutory liens for Taxes, assessments or other governmental charges not yet due and payable; (ii) materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s liens and other similar liens imposed by Law arising in the ordinary course of business securing obligations that are not overdue for a period of more than 30 days; (iii) pledges or deposits made in connection with, or to secure payment of, utilities or similar services, workers’ compensation, or similar legislation or to secure public or statutory obligations; (iv) purchase money liens and liens securing rental payments under capital lease arrangements; and (v) other Liens arising in the ordinary course of business and not incurred in connection with the borrowing of money.
     “Person” means any natural person, firm, partnership, association, corporation, company, trust, business trust, Governmental Entity or other entity.
     “Pre-Closing Taxes” has the meaning set forth in Section 6.8(b).
     “Purchase” has the meaning set forth in Section 2.1.
     “Purchase Price” has the meaning set forth in Section 2.2.

     “Purchase Price Adjustment Amount” means the Closing Net Asset Amount minus the Base Net Asset Amount, expressed as a positive, if positive, or as a negative, if negative.
     “Purchaser” has the meaning set forth in the Preamble.
     “Purchaser Indemnification Deadline” means the date 18 months following the Closing Date.
     “Purchaser Indemnified Parties” has the meaning set forth in Section 8.2.
     “Purchaser’s Statement” has the meaning set forth in Section 2.5(b).
     “Registered” means issued by, registered with, renewed by or the subject of a pending application before any Governmental Entity or Internet domain name registrar.
     “Schedule Update Notice” has the meaning set forth in Section 6.15.
     “Scheduled Intellectual Property” has the meaning set forth in Section 4.12(a).
     “Securities Act” means the Securities Act of 1933.
     “Seller(s)” has the meaning set forth in the Preamble.
     “Seller Indemnified Parties” has the meaning set forth in Section 8.3.
     “Sellers’ Objection” has the meaning set forth in Section 2.5(c).
     “Sellers’ Statement” has the meaning set forth in Section 2.5(a).
     “Sims Intellectual Property” means the rights of the Partnership and its Subsidiaries under the Sims Licensing Agreement.
     “Sims Licensing Agreement” means the Exclusive Agency Letter Agreement, dated June 20, 2006, between Thomas P. Sims and Hilary Sims and US Sub.
     “Subsequent Adjustment Amount” has the meaning set forth in Section 2.5(f).
     “Subsidiary” with respect to any Person (other than a natural Person), means any other Person of which (i) the first mentioned Person or any Subsidiary thereof is a general partner, (ii) voting power to elect a majority of the board of directors or others performing similar functions with respect to such other Person is held by the first mentioned Person and/or by any one or more of its Subsidiaries, or (iii) at least 50% of the equity interests of such other Person is, directly or indirectly, owned or controlled by such first mentioned Person and/or by any one or more of its Subsidiaries.
     “Tax Period” has the meaning set forth in Section 4.5(b).

     “Tax Return” means all returns, information returns, estimates, declarations, statements, certifications, forms, reports or other information (together with all schedules and other information included therewith) required to be supplied to any Taxing Authority relating to Taxes.
     “Taxes” means (i) all foreign, U.S. federal, state or local taxes, fees, assessments, levies or other charges whatsoever, including, without limitation, all income, gross receipts, minimum, alternative minimum, franchise, withholding, unemployment insurance, social security, sales, use, excise, real and personal property, municipal, capital, stamp, transfer, license, payroll, service, occupation, ad valorem, net worth, disability, estimated, severance, VAT and workers’ compensation taxes, or any liability for any of the foregoing together with all interest, penalties and additions imposed by any governmental authority responsible for the imposition of any Tax (foreign or domestic) (a “Taxing Authority”) and (ii) liability for the payment of any amounts of the type described in (i) as a result of being a party to any agreement or any express or implied obligation to indemnify another Person.
     “Taxing Authority” has the meaning set forth in the definition of Taxes set forth in this Section 1.1.
     “Third-Party Claim” has the meaning set forth in Section 8.5(a).
     “Total Liabilities” means all Liabilities, expressed as a positive number, as of the Closing, as would be reflected on the face of a balance sheet (excluding any footnotes thereto) prepared in accordance with GAAP consistently applied (to the extent GAAP was previously applied); provided, however, that Total Liabilities shall include the following: accounts payable, accrued expenses (including all accrued vacation time, sick days, paid time off, copyright fees, franchise fees and other license fees or charges), Liabilities with respect to unearned income and advance payments and interest, if any, required to be paid on advance payments; provided, further, any payments required to be made or reimbursed by the Partnership or its Subsidiaries to its advisors, employees or any other Person in connection with or relating to the Transaction (whether such payment occurs prior to, at or following the Closing) under purchase orders outstanding as of the Closing will be treated, for purposes hereof, as part of the Total Liabilities as of the Closing regardless of whether they would otherwise be treated as such under GAAP but subject in any event to the remainder of this definition.
     “Trade Secrets” has the meaning set forth in the definition of Intellectual Property set forth in this Section 1.1.
     “Transaction” has the meaning set forth in the Recitals.
     “US Sub” means Collective Licensing International, LLC, a Delaware limited liability company.
     “WARN Act” has the meaning set forth in Section 4.9.

1.2 Construction. In this Agreement, unless the context otherwise requires:
     (a) the table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof;
     (b) any reference in this Agreement to “writing” or comparable expressions includes a reference to facsimile transmission or comparable means of communication;
     (c) words expressed in the singular number shall include the plural and vice versa, words expressed in the masculine shall include the feminine and neutral gender and vice versa;
     (d) references to Articles, Sections, Exhibits, Schedules, Preamble and Recitals are references to articles, sections, exhibits, schedules, preamble and recitals of this Agreement;
     (e) references to “day” or “days” are to calendar days (unless the applicable language specifically refers to “business days”);
     (f) references to this “Agreement” shall be construed as a reference to this Agreement and references to any other agreement or document shall be construed as a reference to such other agreement or document, in each case as the same may have been, or may from time to time be, amended, varied, novated or supplemented;
     (g) “$” and “Dollars” shall refer to lawful money of the United States;
     (h) “include”, “includes”, and “including” are deemed to be followed by “without limitation”;
     (i) “hereof”, “herein”, “herewith” and “hereunder” and words of similar import, shall be construed to refer to this Agreement as a whole (including all of the Exhibits and Schedules which are incorporated into and form part of this Agreement) and not to any particular provision of this Agreement;
     (j) references to any statute or statutory provision include a reference to that statute or statutory provision as amended, consolidated or replaced from time to time (whether before or after the date of this Agreement) and include subordinate legislation made under the relevant statute or statutory provision; and
     (k) references to any party to this Agreement or any other document or agreement shall include its successors and permitted assigns.

ARTICLE II
PURCHASE AND SALE; CLOSING
     2.1 Purchase and Sale. Upon the terms and subject to the conditions set forth in this Agreement, Sellers agree to sell and transfer the Interests to Purchaser, and Purchaser agrees to purchase the Interests from Sellers, free and clear of any Liens except as otherwise set forth herein (the “Purchase”).
     2.2 Purchase Price. Upon the terms and subject to the conditions of this Agreement, at the Closing Purchaser shall pay to Sellers an aggregate amount in cash equal to $91,000,000 as adjusted pursuant to Section 2.5 (as so adjusted, the “Purchase Price”).
     2.3 Payment of Purchase Price. Purchaser agrees to pay Sellers, by wire transfer of immediately available funds in U.S. Dollars to the account or accounts to be designated by Sellers, an amount equal to the Purchase Price, less the Escrow Amount, and less any Taxes required to be withheld (which will be considered to have been paid for all purposes so long as Purchaser remits such withholdings to the applicable Taxing Authority). Sellers shall designate such account or accounts at least three business days prior to Closing. Any consideration to be paid to Sellers shall be divided among the Sellers as set forth on Schedule 2.3 of the Disclosure Letter.
     2.4 Escrow Amount. At the Closing, Purchaser shall deposit, or cause to be deposited, $5,000,000 (plus any interest or earnings thereon net any escrow fees, the “Escrow Amount”), in cash with the Escrow Agent. The Escrow Amount will be held by the Escrow Agent in accordance with the Escrow Agreement to be executed and delivered by Sellers, Purchaser and the Escrow Agent at the Closing. The Escrow Amount shall be paid in whole or in part in accordance with the terms of the Escrow Agreement to (i) Purchaser Indemnified Parties to the extent necessary to satisfy any obligation of Sellers pursuant to Section 8.2, (ii) Purchaser, at its election, to satisfy a payment obligation of Sellers, if any, pursuant to Section 2.5(f), (iii) Sellers, on the date that is twelve (12) months following the Closing Date, to the extent of the excess, if any, of $1,300,000 of the Escrow Amount deposited at the Closing over the sum of (A) all amounts paid pursuant to the immediately preceding clauses (i) and (ii), plus (B) the maximum amount that could reasonably be expected to be necessary to satisfy all claims by the Purchaser Indemnified Parties pursuant to Section 8.2 asserted in good faith on or prior to such date (with respect to clause (B) the “Escrow Claims Estimated Amount”), (iv) Sellers, to the extent of any Escrow Amount as of the Purchaser Indemnification Deadline that is in excess of any unresolved Escrow Claims Estimated Amount; provided, however, that if the Litigation Matter has not been finally resolved as of the Purchaser Indemnification Deadline, the Escrow Amount released pursuant to this clause (iv) will be the amount of any remaining Escrow Amount as of the Purchaser Indemnification Deadline in excess of the sum of $2.4 million and any unresolved Escrow Claims Estimated Amount, and, in such event, except to the extent extended by Section 6.11, upon the earlier of five days following the final resolution of the Litigation Matter and three (3) years following the Closing Date (such date, the “Litigation Matter Release Date”), any remaining Escrow Amount in excess of any unresolved Escrow Claims Estimated Amount shall be released to Sellers. The Escrow Claims Estimated Amount will be released pursuant to the terms of the Escrow Agreement. Any amounts distributed to

Sellers from the Escrow Amount shall be divided among the Sellers as set forth on Schedule 2.3 of the Disclosure Letter.
     2.5 Purchase Price Adjustment Amount.
     (a) No later than ten business days prior to the Closing Date, Sellers shall prepare, or cause to be prepared, and deliver to Purchaser, a statement (the “Sellers’ Statement”), which shall set forth Sellers’ good faith estimate of the Purchase Price Adjustment Amount which shall be determined in accordance with this Agreement (the “Estimated Purchase Price Adjustment Amount”). The Sellers’ Statement shall be accompanied by a certification of the Partnership’s authorized manager to the effect that such Sellers’ Statement has been prepared in good faith in accordance with this Agreement based on the books and records of the Partnership and be reasonably satisfactory to Purchaser and Sellers shall provide access to review the books and records of the Partnership in order to determine if Sellers’ Statement is reasonably satisfactory. If the Estimated Purchase Price Adjustment Amount is a negative number, then the Purchase Price payable at Closing shall be decreased by 100% of the absolute value of such amount. If the Estimated Purchase Price Adjustment Amount is a positive number, then the Purchase Price payable at Closing shall be increased by 80% of such amount.
     (b) As soon as practicable, but in no event more than 90 days following the Closing, Purchaser shall prepare, or cause to be prepared, and deliver to Sellers, a statement (the “Purchaser’s Statement”) of the actual Purchase Price Adjustment Amount, as of the Closing Date, which shall be determined in accordance with this Agreement. The Purchaser’s Statement shall be accompanied by a certification of an officer of Purchaser to the effect that such Purchaser’s Statement has been prepared in good faith in accordance with this Agreement based on the books and records of the Partnership.
     (c) Sellers and Sellers’ accountants shall complete their review of the Purchaser’s Statement and Purchaser’s calculations of the Purchase Price Adjustment Amount within 30 days after delivery thereof by Purchaser. In the event that Sellers determine in good faith that the Purchaser’s Statement has not been prepared in accordance with this Agreement, Sellers shall, on or before the last day of such 30-day period, so inform Purchaser in writing setting forth a specific description of the basis of Sellers’ determination and the adjustments to such Purchaser’s Statement and the corresponding adjustments to the applicable Purchase Price Adjustment Amount that Sellers believe should be made in accordance with this Agreement (a “Sellers’ Objection”). If no Sellers’ Objection is received by Purchaser on or before the last day of such 30-day period, then the Purchase Price Adjustment Amount set forth in the Purchaser’s Statement shall be final and binding upon Sellers. Purchaser shall have 30 days from its receipt of a Sellers’ Objection to review and respond to such Sellers’ Objection.
     (d) If Sellers and Purchaser are unable to resolve all of their disagreements with respect to the proposed adjustments set forth in any Sellers’ Objection within 15 days following the completion of Purchaser’s review of such Sellers’ Objection, they shall refer any remaining disagreements to the CPA Firm which, acting as experts and not as arbitrators, shall determine, in accordance with this Agreement based on the books and records of the Partnership, and only with respect to the remaining differences so submitted (and within the range of dispute between Purchaser’s Statement and Sellers’ Objection with respect to each such difference), whether and to what extent, if any, any Purchase Price Adjustment Amount requires adjustment. Purchaser and Sellers shall instruct the CPA Firm to deliver its written determination to Purchaser and Sellers no later than 30 days after the remaining differences underlying any such Sellers’ Objection are referred to the CPA Firm. The CPA Firm’s determination shall be conclusive and binding upon Purchaser and Sellers and their respective Affiliates, absent manifest error. With respect to Sellers’ Objection, the fees and disbursements of the CPA Firm shall be borne equally by Sellers and Purchaser. Purchaser and Sellers shall make readily available to the CPA Firm all relevant books and records and any work papers (including those of the parties’ respective accountants, to the extent permitted by such accountants) relating to the determination of the Purchase Price Adjustment Amount and all other items reasonably requested by the CPA Firm in connection therewith.
     (e) Purchaser shall provide to Sellers and their accountants full access to the books and records of the Partnership and to any other information, including work papers of its accountants (to the extent permitted by such accountants), and to its accountants and employees during regular business hours and on reasonable advance notice, to the extent reasonably necessary for Sellers to review Purchaser’s Statement, to prepare a Sellers’ Objection, if any, and to prepare materials for presentation to the CPA Firm in connection with Section 2.5(d). Sellers and their accountants shall have full access to all information used by Purchaser in preparing such Purchaser’s Statement, including the work papers of its accountants (to the extent permitted by such accountants).
     (f) Upon satisfaction of the applicable procedures of this Section 2.5, the Purchase Price shall be adjusted by an amount equal to (i) the Final Adjustment Amount minus (ii) 80% of the Estimated Purchase Price Adjustment Amount if the Estimated Purchase Price Adjustment Amount was positive or 100% of the Purchase Price Adjustment Amount if the Estimated Purchase Price Adjustment Amount was negative (such amount, the “Subsequent Adjustment Amount”). If the Subsequent Adjustment Amount is a positive number, then the Purchase Price shall be increased by the Subsequent Adjustment Amount and Purchaser shall promptly (and in any event within five business days) after the final determination thereof pay to Sellers the Subsequent Adjustment Amount divided among Sellers as set forth on Schedule 2.3 of the Disclosure Letter. If the Subsequent Adjustment Amount is a negative number, then the Purchase Price shall be decreased by the absolute value of the Subsequent Adjustment Amount and Purchaser shall be entitled to a payment equal to the Subsequent Adjustment Amount from the Escrow Amount and/or Sellers, at Purchaser’s election, promptly (and in any event within five business days) after the final determination of the Subsequent Adjustment Amount; provided, further, that, to the extent Purchaser elects to seek some or all of the Subsequent Adjustment Amount directly from Sellers, Sellers shall promptly (and in any event within five business days) after the final determination thereof pay to Purchaser the Subsequent Adjustment Amount by wire transfer of immediately available funds to an account designated by Purchaser.
     2.6 Withholding Rights. Purchaser shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Seller such amount as it is required to deduct and withhold with respect to the making of such payment under the Code or any other applicable state, local, or foreign tax law. To the extent that amounts are so withheld by Purchaser, such withheld amounts (i) shall be remitted by Purchaser to the applicable Taxing Authority and (ii) shall be treated for all purposes of the Agreement as having been paid to

Sellers in respect of which such deduction and withholding was made by Purchaser but only if, and to the extent that, Purchaser promptly secures and delivers to Sellers an official receipt for any such taxes withheld or other documents necessary to enable the appropriate Person to claim any applicable credit for any such taxes withheld. Purchaser shall take any commercially reasonable measures specifically requested by any Seller to minimize the amount of any Taxes withheld to the extent possible under applicable law, including any reductions provided for under applicable treaties.
     2.7 Closing. The closing of the Purchase (the “Closing”) shall take place at the offices of Sullivan & Cromwell LLP, 125 Broad Street, New York, New York, at 10:00 a.m., New York City time, following the satisfaction or waiver of the conditions set forth in ARTICLE VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) as follows: (i) if Sellers have delivered the 2006 Audited Financial Statements to Purchaser on or prior to March 15, 2007 and the Closing conditions set forth in ARTICLE VII have been satisfied or waived at least two business days prior to such date (the “Early Close Conditions”), on March 30, 2007 or April 6, 2007 as mutually agreed by the parties, or (ii) if the Early Close Conditions have not been satisfied, on a date mutually agreed by the parties not prior to May 7, 2007, or (iii) at such other place, time and date as the parties may agree. The Closing shall be deemed effective for all purposes, including the calculation of the Purchase Price Adjustment Amount.
     2.8 Deliveries by Purchaser. At the Closing, Purchaser shall deliver to Sellers the following:
     (a) The Purchase Price by wire transfer of immediately available funds to the accounts designated by Sellers pursuant to Section 2.3;
     (b) The certificate to be delivered pursuant to Section 7.3(c);
     (c) A duly executed counterpart of the Escrow Agreement; and
     (d) Such other documents and instruments necessary to consummate the transactions contemplated by this Agreement upon the terms and conditions set forth in this Agreement, all of which, together with the documents and instruments referred to above, shall be in form and substance reasonably satisfactory to Sellers.
     2.9 Deliveries by Sellers and the Partnership. At the Closing, Sellers shall deliver to Purchaser the following:
     (a) A duly executed counterpart of one or more partnership interest assignment agreements, in a form reasonably satisfactory to Purchaser, assigning to Purchaser the Interests as set forth herein;
     (b) The certificate to be delivered pursuant to Section 7.2(c);
     (c) All minute books, stock record books (or similar registries) and corporate (or similar) records and seals of each of the Partnership and its Subsidiaries;

     (d) A receipt acknowledging payment of the Purchase Price by Purchaser in full satisfaction of Purchaser’s obligations under Section 2.8 (but subject to any further obligations contained in this Agreement);
     (e) The general release and discharge in favor of the Partnership and its Subsidiaries referred to in Section 6.10 (Release of Obligations);
     (f) A certificate in form and substance satisfactory to Purchaser that complies with Section 1445 of the Code, duly executed and acknowledged, certifying that the transactions contemplated hereby are exempt from withholding pursuant to the provisions of the Foreign Investors Real Property Tax Act and specifying therein the facts supporting the exemption;
     (g) Denver LP II shall deliver to Purchaser a properly completed and duly executed IRS Form W-8BEN, Certificate of Foreign Status;
     (h) A duly executed counterpart of the Escrow Agreement; and
     (i) Such other documents and instruments necessary to consummate the transactions contemplated by this Agreement upon the terms and conditions set forth in this Agreement, all of which, together with the documents and instruments referred to above, shall be in form and substance reasonably satisfactory to Purchaser.
ARTICLE III
REPRESENTATIONS AND WARRANTIES
REGARDING SELLERS
     Each Seller (severally and not jointly), solely with respect to itself in the case of Section 3.1, Section 3.2, Section 3.3 and Section 3.5, and Sellers (jointly and severally), with respect to all other Sections in this ARTICLE III, hereby represent and warrant to Purchaser as follows:
     3.1 Sellers’ Partnership/Corporate Matters.
     (a) Seller has been duly formed or organized, is validly existing and is in good standing in the state or province of its formation or organization, and is authorized to exercise all its powers, rights and privileges.
     (b) Seller has full power and authority to enter into this Agreement, to perform its obligations hereunder and consummate the transactions contemplated hereby. The execution, delivery and performance by Seller of this Agreement and the consummation by Seller of the transactions contemplated hereby have been duly authorized by all necessary action of Seller, and this Agreement has been duly executed and delivered by Seller and, assuming the due authorization, execution and delivery of this Agreement by Purchaser and the other Sellers, constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws affecting the enforcement of creditors’ rights generally or, as to enforceability, by general equitable principles.

     3.2 No Conflicts. The execution and delivery of this Agreement by Seller, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby will not (i) result in any violation of the Organizational Documents of Seller or (ii) subject to the Partnership’s obtaining the Consents referred to in Section 4.1(g), conflict with, breach or violate any Law, Governmental Order or Permit to which Seller is a party or by which it or its properties or assets is subject or bound, except in the case of clause (ii) for such breaches, violations or defaults which would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Seller to consummate the transactions contemplated hereby.
     3.3 Ownership of Interests. The sale and delivery of the respective Interests of Seller as contemplated by this Agreement is not subject to any preemptive right, right of first refusal or other similar right or restriction, except as set forth in the Partnership Agreement. Each Seller is the record and beneficial owner of, and has good and valid title to, its respective Interests, free and clear of any Liens other than any Liens created by Purchaser or its Affiliates. Upon the delivery of the Interests as provided in Section 2.9 (Deliveries by Sellers and the Partnership), Purchaser will acquire good and valid title to the Interests, free and clear of any Liens other than any Liens created by Purchaser or its Affiliates.
     3.4 Brokers, Finders. Other than Genuity Capital Markets and Osgoode Financial Inc., there is no investment banker, broker, finder or similar intermediary that has been retained by, or is authorized to act on behalf of, Sellers who is or may be entitled to any fee, commission, or other compensation in connection with the transactions contemplated by this Agreement.
     3.5 Bankruptcy, Insolvency Proceedings. No Seller has filed any petition in bankruptcy or commenced any other insolvency proceedings or proceedings for reorganization or for the appointment of a receiver or trustee for all or any substantial part of its property, nor has any Seller made any general assignment for the benefit of its creditors, or entered into an arrangement with its creditors, or filed a petition for an arrangement with its creditors, or otherwise admitted in writing its inability to pay its debts as they become due.
     3.6 Knowledge of Sellers. The individuals listed in the definition of knowledge of Sellers are individuals knowledgeable about the ownership and management of the Partnership.
     3.7 Taxable Canadian Property. The Interests sold by Denver LP I and Denver GP are not and will not on the Closing Date be taxable Canadian property to Denver LP I or Denver GP within the meaning of the Income Tax Act (Canada) and are not taxable Quebec property for purposes of the Taxation Act (Quebec) or the equivalent provision of the tax Law of any other province or territory of Canada.
     3.8 Non-Resident of Canada. Denver LP II is not a non-resident of Canada for purposes of the Income Tax Act (Canada).

ARTICLE IV
REPRESENTATIONS AND WARRANTIES REGARDING THE PARTNERSHIP
     Subject to the exceptions set forth in the disclosure letter delivered to Purchaser prior to the execution of this Agreement (the “Disclosure Letter”), Sellers (jointly and severally) represent and warrant to Purchaser that the statements contained in this ARTICLE IV are correct and complete as of the date of this Agreement. The Disclosure Letter will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Agreement. Notwithstanding the designation of any exception by paragraph, any exception described in reasonable particularity on the Disclosure Letter shall be incorporated by reference as an exception to any other representation or warranty of Sellers to which the applicability of such exception is readily apparent.
     4.1 Partnership/Corporate Matters.
     (a) Organization. Schedule 4.1(a) of the Disclosure Letter lists all of the Subsidiaries of the Partnership and their respective jurisdictions of organization. The Partnership and each of its Subsidiaries is duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization, has all requisite power and authority to own or lease and operate its properties and assets and to carry on its business as presently conducted, and is duly qualified or licensed to do business and is in good standing in each jurisdiction where the ownership, lease or operation of its assets or properties or conduct of its business requires such qualification or license, except where the failure to be so organized, qualified, licensed or in good standing, or to have such power or authority, individually or in the aggregate, have not had or resulted and could not reasonably be expected to have or result in a Material Adverse Effect. Since its formation, the Partnership has had no operations and has no assets, contracts, liabilities or other obligations or rights other than its interest in its Subsidiaries listed on Schedule 4.1(a).
     (b) Organizational Documents. Sellers have furnished to Purchaser a complete and correct copy of the Organizational Documents of each of the Partnership and its Subsidiaries, in each case as currently in effect. All such Organizational Documents are in full force and effect and no other organizational documents are applicable to or binding upon the Partnership or any of its Subsidiaries. Sellers have made available to Purchaser complete and correct copies of the minutes of the meetings or written consents of the shareholders (or other equityholders) and the board of directors (or similar bodies) and any committee thereof of each of the Partnership and its Subsidiaries.
     (c) Partnership Interests. The Interests constitute all outstanding Equity Securities of the Partnership. There are no other Equity Securities of the Partnership.
     (d) Partnership Subsidiaries. Schedule 4.1(d) of the Disclosure Letter lists for each of the Subsidiaries of the Partnership the Equity Securities of such Subsidiary that are authorized, the Equity Securities of such Subsidiary that are issued and outstanding, and the Persons owning such issued and outstanding Equity Securities and the number of Equity Securities owned by each such Person. All issued and outstanding Equity Securities of the Subsidiaries of the Partnership have been duly authorized and are validly issued, fully paid and nonassessable and owned by the Persons listed in Schedule 4.1(d) of the Disclosure Letter, each of which Persons has good and valid title to the Equity Securities so owned by it, free and clear of any Liens. All of the Equity Securities of each Subsidiary of the Partnership are owned, directly or indirectly, by the Partnership. There are no issued and outstanding Equity Securities, rights or obligations which are convertible into, exchangeable for, or exercisable to acquire any Equity Securities of any Subsidiary of the Partnership. No Subsidiary of the Partnership currently has, or has had since January 1, 2005, any Subsidiaries.
     (e) Agreements with Respect to Equity Securities of the Partnership. There are no, and neither the Partnership nor any of its Subsidiaries is bound by or subject to any, (i) preemptive or other outstanding rights, subscriptions, options, warrants, conversion, put, call, exchange or other rights, agreements, commitments, arrangements or understandings of any kind pursuant to which the Partnership or any of its Subsidiaries, contingently or otherwise, is or may become obligated to offer, issue, sell, purchase, return or redeem, or cause to be offered, issued, sold, purchased, returned or redeemed, any Equity Securities of the Partnership; (ii) stockholder agreements, voting trusts, proxies or other agreements or understandings to which the Partnership or any of its Subsidiaries is a party or to which the Partnership or any of its Subsidiaries is bound relating to the holding, voting, sale, purchase, redemption or other acquisition of Equity Securities of the Partnership; or (iii) agreements, commitments, arrangements, understandings or other obligations to declare, make or pay any dividends or distributions, whether current or accumulated, or due or payable, on any Equity Securities of the Partnership. Except for this Agreement, neither the Partnership nor any of its Subsidiaries is, or is obligated to become, a party to any Contract for the sale of or is otherwise obligated to sell, transfer or otherwise dispose of any Equity Securities of the Partnership.
     (f) No Equity Interests or Other Outstanding Investment Obligations. Except with respect to the ownership of Equity Securities of the Subsidiaries of the Partnership, the Partnership and its Subsidiaries do not own, directly or indirectly, beneficially or of record, any Equity Securities or interests in any other Person. Neither the Partnership nor any of its Subsidiaries is a party to any stockholder agreements, voting trusts or other agreements or understandings relating to the voting, purchase, redemption or other acquisition of any Equity Securities of any other Person. There are no outstanding obligations of the Partnership or any of its Subsidiaries to make any investment in or provide funds (whether in the form of a loan, capital contribution or otherwise), and neither the Partnership nor any of its Subsidiaries currently has outstanding any such investment or provision of funds, to any other Person. No Person is in default with respect to such Person’s obligation to repay any loan to the Partnership or any of its Subsidiaries. Neither the Partnership nor any of its Subsidiaries has outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for Equity Securities having the right to vote) with the partners of the Partnership or any of its Subsidiaries on any matter.
     (g) Consents. Except as required under the HSR Act, no Consent of or with any Governmental Entity or third Person (in respect of any Contracts to which the Partnership or any of its Subsidiaries is a party by which one or more of them is bound or to which their Assets are subject) is required to be obtained, made or effected by or with respect to Sellers, the Partnership or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Sellers or the Partnership or the performance of their obligations hereunder, except for such

Consents the failure of which to obtain, individually or in the aggregate, have not had or resulted and could not reasonably be expected to have or result in a Material Adverse Effect.
     4.2 Financial Statements. (a) Sellers have provided to Purchaser copies of (i) the audited consolidated balance sheet of US Sub and its Subsidiaries as of December 31, 2005 and December 31, 2004 and the related audited consolidated statements of operations and member’s equity and cash flows for the years ended December 31, 2005 and December 31, 2004 (including the notes thereto) and (ii) the audited consolidated balance sheet of Denver LP II and its Subsidiaries as of December 31, 2005 and the related audited consolidated statements of operations and member’s equity and cash flows for the year ended December 31, 2005 (including the notes thereto) (collectively (i) and (ii), the “Audited Financial Statements”). The Audited Financial Statements, and each of the consolidated balance sheets (including the related notes and schedules) (i) have been prepared, in all material respects, in accordance with GAAP (or with respect to Denver LP II, Canadian generally accepted accounting principles (“Canadian GAAP”) applied on a consistent basis during the periods involved; and (ii) present fairly, in all material respects, in the case of Audited Financial Statements of US Sub and Denver LP II, the financial conditions and the results of operations of the Partnership and its Subsidiaries as at the dates thereof and in the case of Audited Financial Statements of US Sub and Denver LP II accurately reflect the financial conditions and the results of operations of the Partnership and its Subsidiaries for the periods then ended.
     (b) The Partnership has provided to Purchaser complete and correct copies of monthly unaudited consolidated statements of operations, changes in partners’ equity and cash flows of the Partnership and its Subsidiaries for the year to date for each month from January 2006 to December 2006, and unaudited consolidated balance sheets of the Partnership and its Subsidiaries as at the end of each such period (the “Partnership Unaudited Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”). The Partnership Unaudited Financial Statements (i) have been prepared, in all material respects, in accordance with GAAP applied on a consistent basis during the periods involved (except that the Partnership Unaudited Financial Statements are subject to normal year-end adjustments and do not contain all footnote disclosure required by GAAP); (ii) present fairly, in all material respects, the consolidated financial position of the Partnership and the consolidated Subsidiaries of the Partnership as at the dates thereof and the consolidated results of operations, changes in partners’ equity and cash flows of the Partnership and its Subsidiaries for the periods then ended; and (iii) accurately reflect in all material respects the books of account and other financial records of the Partnership and its Subsidiaries.
     (c) At all times since February 2006, the Partnership has had in effect internal accounting controls that provide reasonable (but not absolute) assurance (i) that assets of the Partnership and its Subsidiaries are protected and transactions are properly recorded and (ii) regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. No reportable conditions or material weaknesses (each as defined in AU 325 of the AICPA Professional Standards) have been discovered in connection with the audits of the Audited Financial Statements by the Partnership’s certified public accountants.

     (d) All accounts and notes receivable of the Partnership and its Subsidiaries have arisen in the ordinary course of business and the Partnership and its Subsidiaries have established and maintain in their books of account and other financial records, in accordance with GAAP, adequate allowances for doubtful accounts and similar reserves in respect thereof.
     (e) There are no material off-balance sheet arrangements, within the meaning of Item 303 of Regulation S-K issued pursuant to the Securities Act, to which the Partnership or any of its Subsidiaries is a party or by which any of its assets is bound.
     4.3 Absence of Undisclosed Liabilities. Except (i) as fully and adequately reflected or reserved against in the Financial Statements and (ii) for Liabilities incurred in the ordinary course of business consistent with past practice subsequent to December 31, 2006 that, individually or in the aggregate, have not had or resulted and could not reasonably be expected to have or result in a Material Adverse Effect, the Partnership and its Subsidiaries do not have any Liabilities.
     4.4 Events Subsequent to Latest Financial Statements. Since December 31, 2006, and other than in connection with the transactions contemplated by this Agreement, (i) the Partnership and its Subsidiaries have conducted their respective businesses only in the ordinary and usual course consistent with past practice and (ii) there has been no change, development or effect or combination of changes, developments or effects that, individually or in the aggregate, have had or resulted or could reasonably be expected to have or result in a Material Adverse Effect. Since December 31, 2006, neither the Partnership nor any of its Subsidiaries has declared, set aside or paid any dividends or distributions on, or made any other distributions in respect of, Equity Securities (other than, in each case, cash dividends or distributions by the Partnership or its Subsidiaries to Sellers or their Subsidiaries).
     4.5 Taxes.
     (a) The Partnership qualifies (and has since the date of its formation qualified) to be treated as a partnership for United States federal income tax purposes, and neither the Partnership, nor any Seller, nor any Taxing Authority has taken a position inconsistent with such treatment. Each of US Sub and Nova Scotia Sub qualifies (and has since the date of its formation qualified) to be treated as an entity disregarded as separate from the Partnership for United States federal income tax purposes, and neither US Sub, nor Nova Scotia Sub, nor the Partnership, nor any Seller, nor any Taxing Authority has taken a position inconsistent with such treatment.
     (b) Each of the Partnership and its Subsidiaries has timely filed or will cause to be filed all federal and material foreign, state and local Tax Returns that are required to be filed by it. For each taxable year or period (“Tax Period”) of the Partnership and its Subsidiaries ended on or after December 31, 2003, the Partnership has made available to Purchaser correct and complete copies of all such Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by the Partnership or any of its Subsidiaries.
     (c) No Taxing Authority is now asserting or, to the knowledge of Sellers, threatening to assert against the Partnership or any of its Subsidiaries any deficiency or claim for additional

Taxes. There are no current audits of any Tax Return filed by the Partnership or any Subsidiary, and neither the Partnership nor any of its Subsidiaries has been notified by any Taxing Authority that any such audit is contemplated or pending. No extension of time with respect to any date on which a Tax Return was or is to be filed by the Partnership or any of its Subsidiaries is in force. No waiver or agreement by the Partnership or any of its Subsidiaries is in force for the extension of time for the assessment or payment of any Taxes.
     (d) All Taxes which the Partnership or any of its Subsidiaries has been required to collect or withhold have been duly collected or withheld and, to the extent required when due, have been or shall be duly and timely paid to the proper Taxing Authority (whether or not shown to be due and payable on any Tax Return).
     (e) There are no Liens on any of the Assets of the Partnership or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Taxes.
     (f) The Tax Periods of the Partnership and each of its Subsidiaries for all U.S. federal, foreign, state and local income Taxes end on December 31.
     (g) None of the Partnership or any of its Subsidiaries is a party to, or otherwise bound by or subject to, any Tax sharing, allocation or indemnification or similar agreement, provision or arrangement (whether or not written) pursuant to which it will have any obligation to make any payments to any Person after the Closing Date.
     (h) No claim has ever been made by a Taxing Authority in a jurisdiction where the Partnership or any of its Subsidiaries does not file Tax Returns that the Partnership or any of its Subsidiaries, as the case may be, is or may be subject to taxation by that jurisdiction. Schedule 4.5(h) of the Disclosure Letter contains a list of all jurisdictions to which any Taxes are properly payable by the Partnership or any of its Subsidiaries.
     (i) Neither the Partnership nor any of its Subsidiaries is party to any understanding or agreement described in Section 6111(d) or Section 6662(d)(2)(C)(iii) of the Code, nor has the Partnership participated in a reportable transaction within the meaning of Section 1.6011-4(b) and (c)(3) of the regulations promulgated by the U.S. Department of the Treasury pursuant to the Code.
     4.6 Litigation. There are no Legal Proceedings pending or, to the knowledge of the Sellers, threatened against the Partnership or its Subsidiaries that, individually or in the aggregate, have had or resulted or if determined adversely to the Partnership or such Subsidiary could reasonably be expected to have or result in a Material Adverse Effect.
     4.7 Compliance with Laws; Permits. (a) Since their respective dates of formation, the business of the Partnership and each of its Subsidiaries has not been, and is not being, conducted in violation of any applicable federal, state or local law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, declaration, arbitration award, agency requirement, license or permit of any Governmental Entity (collectively, “Laws”), except for violations or possible violations that, individually or in the aggregate, have not had or resulted and could not reasonably be expected to have or result in a Material Adverse Effect. No investigation or review by any Governmental Entity with respect to either the Partnership or any of its

Subsidiaries is pending or, to the knowledge of Sellers, threatened, nor has any Governmental Entity indicated an intention to conduct the same, except for those the outcome of which could not, individually or in the aggregate, reasonably be expected to have or result in a Material Adverse Effect. Neither the Partnership nor any of its Subsidiaries or any of their respective assets or properties is subject to any material Governmental Order.
     (b) The Partnership and each of its Subsidiaries has all governmental permits, licenses, franchises, certificates, variances, exemptions, exceptions, orders and other governmental authorizations, consents, clearances and approvals necessary to operate its properties and Assets and conduct its business as presently conducted (“Permits”), except those Permits the failure of which to possess, individually or in the aggregate, have not had or resulted and could not reasonably be expected to have or result in a Material Adverse Effect. All material Permits are in full force and effect in all material respects. There has occurred no material breach of or default (with or without notice or lapse of time or both) under any Permit and none of the Partnership or its Subsidiaries has received any notice, and there has been no action, suit or proceeding filed, commenced or, to the knowledge of Sellers, threatened alleging any such breach or default or otherwise seeking to revoke, terminate, suspend or modify any Permit or to impose any fine, penalty or other sanctions. The Partnership and its Subsidiaries have filed all reports, notifications and filings with, and have paid all regulatory fees to, the applicable Governmental Entity necessary to maintain all of their Permits in full force and effect, except in each case for any Permits the failure of which to be in full force and effect, individually or in the aggregate, have not had or resulted and could not reasonably be expected to have or result in a Material Adverse Effect.
     4.8 Employee Benefits.
     (a) All benefit and compensation plans, programs, practices (e.g., payroll practices), contracts, policies or arrangements covering current or former employees of the Partnership and its Subsidiaries (the “Employees”) and current or former directors of the Partnership, or with respect to which the Partnership or any of its Subsidiaries has any Liability for such Employees or directors, including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), deferred compensation, severance, change in control, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans (the “Benefit Plans”) are listed on Schedule 4.8(a) of the Disclosure Letter. With respect to all Benefit Plans listed on Schedule 4.8(a) of the Disclosure Letter, true and complete copies of summary plan descriptions, plan documents, summaries of material modifications or internal policies related to plan administration, any trust instruments, insurance contracts and, with respect to any employee stock ownership plan, loan agreements forming a part of any Benefit Plans, and all amendments thereto have been made available to Purchaser. In addition, the Partnership has furnished or made available to Purchaser true and complete copies of the most recent annual report (Form 5500), financial statement, actuarial valuation and favorable determination letter, if any, with respect to each Benefit Plan.
     (b) All Benefit Plans, other than “multiemployer plans” within the meaning of Section 3(37) of ERISA (each, a “Multiemployer Plan”) have been operated and maintained in accordance with their respective terms and with ERISA, the Code and other applicable Laws.

Each Benefit Plan which is subject to ERISA (an “ERISA Plan”) that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) and that is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the IRS, and Sellers are not aware of any circumstances likely to result in the loss of the qualification of such plan under Section 401(a) of the Code. Neither the Partnership nor any of its Subsidiaries has engaged in a transaction with respect to any ERISA Plan that could subject the Partnership or any of its Subsidiaries to a Tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA. Neither the Partnership nor any of its Subsidiaries has incurred or reasonably expects to incur a material Tax or penalty imposed by Section 4980F of the Code or Section 502 of ERISA.
     (c) No Liability under Title IV of ERISA, other than premium payments and reporting obligations to the Pension Benefit Guaranty Corporation, has been or is expected to be incurred by the Partnership or any of its Subsidiaries with respect to any ongoing, frozen or terminated “single-employer plan”, within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with the Partnership under Section 4001 of ERISA or Section 414 of the Code (an “ERISA Affiliate”). The Partnership and its Subsidiaries have not incurred, and no event has occurred that could cause the Partnership or its Subsidiaries to incur, any withdrawal liability with respect to a Multiemployer Plan under Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate). No notice of a “reportable event”, within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plan or by any ERISA Affiliate within the 18-month period ending on the date hereof.
     (d) All contributions that were required to be made under each Benefit Plan have been timely made and all obligations in respect of each Benefit Plan have been accrued in accordance with GAAP and reflected in the Financial Statements.
     (e) Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and no ERISA Affiliate has an outstanding funding waiver. Required minimum contributions to any Pension Plan under Section 412 of the Code are not subject to increase by application of Section 412(l) of the Code due to any existing or prior event, and it is not reasonably anticipated that such provision will become applicable. Neither the Partnership nor any of its Subsidiaries has provided, or is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.
     (f) Under each Pension Plan other than a Multiemployer Plan, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all “benefit liabilities,” within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in such Pension Plan’s most recent actuarial valuation), did not exceed the then current value of the assets of such Pension Plan, and there has been no material adverse change in the financial condition of such Pension Plan since the last day of the most recent plan year.

     (g) There is no material pending or, to the knowledge of Sellers threatened, claim or litigation relating to the Benefit Plans other than routine claims for benefits. Neither the Partnership nor any of its Subsidiaries has any obligations for retiree health and life benefits under any ERISA Plan. The Partnership or its Subsidiaries may amend or terminate any such plan at any time without incurring any Liability thereunder other than in respect of claims incurred prior to such amendment or termination.
     (h) There has been no amendment to, announcement by the Partnership or any of its Subsidiaries relating to, or change in employee participation or coverage under, any Benefit Plan which would materially increase the expense of maintaining such plan above the level of the expense incurred therefor for the most recent fiscal year. Neither the execution of this Agreement, approval of this Agreement by Sellers nor the consummation of the transactions contemplated hereby will, under the terms of the applicable Benefits Plans, (i) entitle any Employees to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (ii) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Benefit Plans, (iii) limit or restrict the right of the Partnership or, after the consummation of the transactions contemplated hereby, Purchaser to merge, amend or terminate any of the Benefit Plans or (iv) result in payments under any of the Benefit Plans which would not be deductible under Section 162(m) or Section 280G of the Code.
     (i) All Benefit Plans that are “nonqualified deferred compensation plans” (within the meaning of Section 409A of the Code) have been maintained and administered in good faith compliance with the requirements of Section 409A of the Code and any regulations or other guidance issued thereunder.
     4.9 Labor Matters. There are no labor strikes, labor disputes, slowdowns, work stoppages or lockouts pending or, to the knowledge of Sellers, threatened with respect to any Employee. There are no labor or collective bargaining agreements, Contracts or other agreements or understandings with a labor union or labor organization to which the Partnership or its Subsidiaries is party or by which any of them are otherwise bound. Neither the Partnership nor any of its Subsidiaries has committed any unfair labor practices in violation of applicable Law, and there is no charge or complaint against the Partnership or any of its Subsidiaries by the National Labor Relations Board or any comparable state agency pending or, to the knowledge of Sellers, threatened. There is no charge of discrimination in employment or employment practices, for any reason, including age, gender, race, religion or other legally protected category, which has been asserted or is now pending or, to the knowledge of Sellers, threatened before the United States Equal Employment Opportunity Commission, or any other Governmental Entity in any jurisdiction in which the Partnership or any of its Subsidiaries has employed or currently employs any Person. The Partnership and its Subsidiaries are in compliance in all material respects with all applicable Laws relating to employment, employment practices, wages, hours, terms and conditions of employment. Each of the Partnership and its Subsidiaries is in compliance with its obligations pursuant to the Worker Adjustment and Retraining Notification Act of 1988 (the “WARN Act”), and all other notification and bargaining obligations arising under any applicable Law or otherwise.

     4.10 Real Property.
     (a) The Partnership and its Subsidiaries do not own any real property.
     (b) Other than the Denver Lease, the Partnership and its Subsidiaries are not party to any real property leases or subleases. Sellers have provided to Purchaser a complete and correct copy of the Denver Lease and any and all material ancillary documents pertaining thereto to which the Partnership or any of its Subsidiaries is a party or is bound. The Denver Lease is in full force and effect and, to the knowledge of Sellers, is enforceable against the landlord which is party thereto in accordance with its terms, and there exists no material default or event of default (or any event that with notice or lapse of time or both would become a material default or event of default) on the part of the Partnership or any of its Subsidiaries under the Denver Lease. None of the Partnership or any of its Subsidiaries has assigned or sublet its interest under the Denver Lease.
     (c) Except as, individually or in the aggregate, have not had or resulted and could not reasonably be expected to have or result in a Material Adverse Effect, the Partnership and its Subsidiaries own (or in the case of leased or licensed assets or properties, have a valid right to use) all of the assets and properties of any kind or nature necessary for the conduct of the Business as presently conducted.
     (d) Except as, individually or in the aggregate, have not had or resulted and could not reasonably be expected to have or result in a Material Adverse Effect, to the knowledge of Sellers, none of the Partnership or any of its Subsidiaries, with respect to any part of the property subject to the Denver Lease, is (i) in violation of any zoning, subdivision or building Law applicable thereto which would impair the present or anticipated use of the property subject thereto; (ii) subject to the taking by condemnation, expropriation or eminent domain any part of such property; (iii) subject to the commencement of enforcement proceedings with respect to delinquent Taxes; or (iv) in violation of a condition or agreement contained in any easement, restrictive covenant or any similar instrument or agreement.
     (e) Except as, individually or in the aggregate, have not had or resulted and could not reasonably be expected to have or result in a Material Adverse Effect, (i) the property subject to the Denver Lease is in good and usable condition, subject to normal wear and tear and normal industry practice with respect to maintenance, and is adequate and suitable for the purposes for which it is presently being used, and (ii) the Partnership and its Subsidiaries have rights of egress and ingress with respect to the Denver Lease that is sufficient for them to conduct the business conducted thereat consistent with past practice.
     4.11 Tangible Personal Property. Except with respect to the Denver Lease and except as has not had or resulted and, individually or in the aggregate, could not reasonably be expected to have or result in a Material Adverse Effect, either the Partnership or its Subsidiaries have good, valid and marketable title to or, in the case of leased assets, a valid, binding and enforceable leasehold interest in, all tangible assets reflected on the unaudited combined balance sheet dated December 31, 2006 as being owned by the Partnership or its Subsidiaries or purchased or acquired by the Partnership or its Subsidiaries after December 31, 2006 (except for tangible assets sold since such date in the ordinary course of business consistent with past practice), in each case free and clear of any Liens other than Permitted Liens.
     4.12 Intellectual Property.
     (a) Schedule 4.12(a) of the Disclosure Letter sets forth a true and complete list of all (i) material Registered and/or material unregistered Intellectual Property owned by the Partnership or its Subsidiaries, indicating for each Registered item the registration or application number, the owner and the applicable filing jurisdiction (collectively, the “Scheduled Intellectual Property”) and (ii) all material Intellectual Property Contracts including, for the avoidance of doubt, Intellectual Property Contracts relating to the Scheduled Intellectual Property. Either the Partnership or one of its Subsidiaries exclusively owns (beneficially, and of record where applicable) all Scheduled Intellectual Property, free and clear of all Liens (other than Permitted Liens), exclusive licenses and non-exclusive licenses not granted in the ordinary course of business. The Scheduled Intellectual Property is valid, subsisting and enforceable, and is not subject to any outstanding order, judgment, decree or agreement adversely affecting the use thereof by the Partnership or any of its Subsidiaries or their rights thereto. Either the Partnership or one of its Subsidiaries has sufficient rights to use all Intellectual Property used in the Business as presently conducted and to be used in the Business as currently proposed by Sellers to be conducted, all of which rights shall survive unchanged the consummation of the transactions contemplated by this Agreement. To the knowledge of Sellers, neither the Partnership nor any of its Subsidiaries has infringed or otherwise violated the Intellectual Property rights of any third party. There is no litigation, opposition, cancellation, proceeding, objection or claim pending, asserted or, to the knowledge of Sellers, threatened against the Partnership or any of its Subsidiaries concerning the ownership, validity, registerability, enforceability, infringement or use of, or licensed right to use, any Scheduled Intellectual Property. To the knowledge of Sellers, no valid basis for any such litigation, opposition, cancellation, proceeding, objection or claim exists. To Sellers’ knowledge, no Person is violating any Scheduled Intellectual Property right that the Partnership or any of its Subsidiaries holds exclusively.
     (b) Schedule 4.12(b)(i) of the Disclosure Letter sets forth a true and complete list of all filings, payments and other actions that are required within 6 months of the date hereof in connection with the protection and maintenance of any Scheduled Intellectual Property. All Registered Scheduled Intellectual Property has been duly registered with, filed in or issued by, as the case may be, the United States Patent and Trademark Office or such other filing offices, domestic or foreign, and such registrations, filings, issuances and other actions remain in full force and effect, and are current and unexpired. The Partnership has properly executed and recorded all documents necessary to perfect their title to all Scheduled Intellectual Property, and has filed all documents and paid all taxes, fees and other financial obligations required to maintain in full force and effect all such items through the date hereof.
     (c) Each material Intellectual Property Contract is, to the knowledge of Sellers, enforceable against the other party, and is in full force and effect, subject to applicable bankruptcy and insolvency laws and general principles of equity, and will continue to be so immediately following the consummation of the transactions contemplated by this Agreement. No claim has been threatened to the knowledge of Sellers or asserted that the Partnership or, to Sellers’ knowledge another Person, has breached any material Intellectual Property Contract.

There exists no event, condition or occurrence that, with the giving of notice or lapse of time, or both, would constitute a breach or default by the Partnership, or to Sellers’ knowledge another Person, under any material Intellectual Property Contract. No party to any material Intellectual Property Contract has given the Partnership written notice of its intention to cancel, terminate, change the scope of rights under, or fail to renew any such Intellectual Property Contract. Neither the Partnership, nor to Sellers’ knowledge any other party to any material Intellectual Property Contract, has repudiated in writing any material provision thereof. Consummation of the transactions contemplated by this Agreement will not place the Partnership in breach or default of any material Intellectual Property Contract, or trigger any modification, termination or acceleration thereunder, or create any license under or encumbrance on Scheduled Intellectual Property owned or held by the Partnership. To Sellers’ knowledge, the Licensed Intellectual Property is valid, subsisting and enforceable and is not subject to any outstanding order, judgment, decree or agreement adversely affecting the Partnership’s use thereof or its rights thereto. Except as set forth in Schedule 4.12(c), the Partnership is not obligated to make payments by way of royalties, advances, profit sharing, commissions, fees or otherwise to any Person in respect of any Intellectual Property.
     (d) The Partnership and its Subsidiaries have taken all reasonable measures necessary to protect the confidentiality of all material Trade Secrets that are owned, used or held by them, and to the knowledge of Sellers, such material Trade Secrets have not been used, disclosed to or discovered by any Person except pursuant to valid and appropriate non-disclosure and/or license agreements which have not been breached to Sellers’ knowledge.
     (e) The material IT Assets operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required by the Partnership and its Subsidiaries in connection with the conduct of the Business, and have not materially malfunctioned or failed within the past two (2) years. To Sellers’ knowledge, no Person has gained unauthorized access to the material IT Assets.
     4.13 Contracts. Schedule 4.13 of the Disclosure Letter lists all Material Contracts. The term “Material Contracts” means all of the following types of Contracts to which the Partnership or its Subsidiaries are a party or by which the Partnership or its Subsidiaries or any of their respective Assets is bound or otherwise subject as of the date hereof (other than Organizational Documents of the Partnership, agreements related to employee benefits, agreements related to labor matters, real property leases, agreements related to intellectual property, and insurance policies the last five of which are provided for in Section 4.8, Section 4.9, Section 4.10, Section 4.12, and Section 4.16 respectively):
     (a) all Contracts evidencing Indebtedness in excess of $25,000;
     (b) joint venture and limited partnership agreements;
     (c) each material distribution, supply, inventory, purchase, franchise, license, agency, representation or advertising Contract which (i) is reasonably likely to involve consideration of more than $25,000, in the aggregate over the term of such Contract, (ii) has a term longer than one year or (iii) is exclusive, or which, in any case, cannot be cancelled without penalty or further payment and without more than 90 days’ notice;

     (d) stock purchase agreements, asset purchase agreements and other acquisition or divestiture Contracts relating to the acquisition, lease or disposition by the Partnership or any of its Subsidiaries of material assets and properties or any capital stock or other equity interest of the Partnership or its Subsidiaries, in each case under which the Partnership or any of its Subsidiaries has any executory indemnification obligations or any other material on-going obligations;
     (e) all Contracts with respect to any hedging, swap, forward, future or derivative transaction or option or similar Contract involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or any similar transaction or any combination of these transactions;
     (f) any Contract (or group of related Contracts) requiring future payments or expenditures relating to investigation, cleanup, abatement, remediation or similar actions in connection with liabilities under Environmental Laws and which is likely to involve consideration of more than $10,000 in the aggregate over the term of such Contract (or group of related Contracts);
     (g) all management Contracts (excluding Contracts for employment) and Contracts with other consultants, including any Contracts involving the payment of royalties or other amounts calculated based upon the revenues or income of the Partnership or any of its Subsidiaries and which is likely to involve consideration of more than $50,000 in the aggregate over the term of such Contract;
     (h) all Contracts that limit, or purport to limit, the ability of the Partnership or any of its Subsidiaries before or after the Closing to compete in any line of business or with any Person or to operate in any geographic area or during any period of time;
     (i) all material Contracts not made in the ordinary course of business; and
     (j) all other Contracts, whether or not made in the ordinary course of business, which are material to the Partnership or any of its Subsidiaries, or the absence of which, individually or in the aggregate, could reasonably be expected to have or result in a Material Adverse Effect.
Sellers have provided to Purchaser complete and correct copies of all of the Material Contracts. Each Material Contract is in full force and effect and, to the knowledge of Sellers, valid, binding and enforceable against the other parties thereto in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws affecting the enforcement of creditors’ rights generally or, as to enforceability, by general equity principles. None of the Partnership, any of its Subsidiaries or, to the knowledge of Sellers, any other Person is in material breach or violation of, or default under, any Material Contract. To the knowledge of Sellers, no event has occurred which would result in a breach of or default under, require any consent or other action by any Person under, or give rise to any penalty or right of termination, cancellation or acceleration of any right or obligation of the Partnership or its Subsidiaries or to a loss of any benefit to which the Partnership or any of its

Subsidiaries is entitled under (in each case, with or without notice or lapse of time, or both) any Material Contract.
     4.14 Environmental Matters. To the knowledge of Sellers, neither the Partnership nor any of its Subsidiaries has ever: (i) been in violation of any Environmental Law; (ii) owned or operated property contaminated with any substance regulated under any Environmental Law; (iii) received any claims or notices alleging liability relating to any Environmental Law; or (iv) created or become aware of any circumstances that could result in any claims, liabilities, costs or restrictions on the ownership, use, or transfer of any property in connection with any Environmental Law.
     4.15 Affiliate Transactions. Other than as described in the notes to the Financial Statements, there are no material transactions or agreements between the Partnership or any of its Subsidiaries, on the one hand, and any Affiliate or partner, officer or director of the Partnership, on the other, that require the fulfillment of any obligations, Liabilities or payments by the Partnership on or after the Closing Date. As of the Closing, the Partnership and its Subsidiaries will not require any significant continued access to or material use of any assets, properties, personnel, services or other resources of Sellers or any of their Affiliates (other than by the Partnership and its Subsidiaries) of any kind or nature in order to conduct the operations of the Business in the ordinary course consistent with past practice.
     4.16 Insurance. Schedule 4.16 of the Disclosure Letter contains a complete and correct list of all insurance policies (excluding Benefit Plans set forth on Schedule 4.8) currently maintained for the benefit of or providing coverage with respect to the Partnership or any of its Subsidiaries or any of their respective Assets, businesses, operations, employees, officers and directors (the “Partnership Insurance Policies”). Sellers have provided to Purchaser accurate summaries of the material provisions of all Partnership Insurance Policies. There are no outstanding unpaid claims under any of the Partnership Insurance Policies in excess of $10,000 per claim. Neither the Partnership nor any of its Subsidiaries has received notice of cancellation, termination or non-renewal of any Partnership Insurance Policy or has been denied insurance coverage.
     4.17 Brokers, Finders. Other than Genuity Capital Markets and Osgoode Financial Inc., there is no investment banker, broker, finder or similar intermediary that has been retained by, or is authorized to act on behalf of, the Partnership or any of its Subsidiaries who is or may be entitled to any fee, commission, or other compensation or expense reimbursement in connection with the transactions contemplated by this Agreement.
     4.18 Disclosure. No representation or warranty by Sellers herein, the Disclosure Letter, nor any certificate or exhibit furnished or to be furnished by either pursuant to this Agreement, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading. All oral and written disclosure made and documents provided by Sellers, the Partnership or their representatives were made in good faith with respect to the accuracy and completeness of such disclosure or documents, in connection with Purchaser’s review of the transaction contemplated herein.

     4.19 Sims Exclusive Agency Agreement. (i) Thomas P. Sims and Hilary Sims had, at the time of execution, the requisite authority to enter into the Exclusive Agency Letter Agreement, dated June 20, 2006, between Collective Licensing International, LLC and Thomas P. Sims and Hilary Sims, and (ii) no Affiliate, associate or partner of Thomas P. Sims or Hilary Sims has any right to prevent the purchase of the Sims Intellectual Property by US Sub or its permitted assignees as set forth in such agreement, or to receive any proceeds therefrom, except to the extent of any right to receive from Thomas P. Sims and/or Hilary Sims any proceeds from such a sale distributed to Thomas P. Sims and/or Hilary Sims
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF
PURCHASER
     Purchaser represents and warrants to Sellers as follows:
     5.1 Corporate Matters.
     (a) Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.
     (b) Purchaser has full power and authority to enter into this Agreement, to perform its obligations hereunder and consummate the transactions contemplated hereby. The execution, delivery and performance by Purchaser of this Agreement and the consummation by Purchaser of the transactions contemplated hereby have been duly authorized by all necessary corporate action of Purchaser, and this Agreement has been duly executed and delivered by Purchaser and, assuming the due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes the valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws affecting the enforcement of creditors’ rights generally or, as to enforceability, by general equitable principles.
     5.2 No Conflicts; Consents. (a) The execution and delivery of this Agreement by Purchaser does not, and the performance of its obligations hereunder and the consummation of the transactions contemplated hereby will not (i) result in any violation of the Organizational Documents of Purchaser or (ii) subject to obtaining the Consents referred to in Section 5.2(b), conflict with, breach or violate any Law, Governmental Order or Permit to which Purchaser is a party or by which it or its properties or assets is subject or bound, except in the case of clause (ii) for such breaches, violations or defaults which would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Purchaser to consummate the transactions contemplated hereby.
     (b) Except as required under the HSR Act or any other antitrust or competition law statutes in any jurisdiction, no Consent of or with any Governmental Entity or third party (in respect of any Contracts to which Purchaser or any of its Affiliates is a party or by which it or any of its Affiliates is bound or to which its or any of its Affiliates’ assets are subject) is required to be obtained, made or effected by or with respect to Purchaser in connection with the execution and delivery of this Agreement or the performance of its obligations hereunder, except for such Consents the failure of which to obtain would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Purchaser to consummate the transactions contemplated hereby.
     5.3 Litigation. There are no Legal Proceedings pending or, to the knowledge of Purchaser, threatened against Purchaser, that question the validity of this Agreement or that would reasonably be expected to prevent, materially delay or materially impair the ability of Purchaser to consummate the transactions contemplated hereby.
     5.4 Financial Ability to Perform. Purchaser will have at the Closing cash in an aggregate amount sufficient for Purchaser to purchase the Interests and consummate the Transaction.
     5.5 Brokers, Finders. Except for the fees and expenses of Financo, Inc., which shall be paid by Purchaser, Purchaser has no Liability to pay any brokerage or finder’s commission, fee or similar compensation in connection with the transactions contemplated by this Agreement.
     5.6 Investment Intent. Purchaser is acquiring the Interests for its own account, for the purpose of investment only and not with a view to, or for sale in connection with, any distribution thereof in violation of applicable securities Laws. Purchaser has not, directly or indirectly, offered the Interests to anyone or solicited any offer to buy the Interests from anyone, so as to bring such offer and sale of the Interests by Purchaser within the registration requirements of the Securities Act. Purchaser will not sell, convey, transfer or offer for sale any of the Interests except upon compliance with the Securities Act any applicable state securities Laws or pursuant to any exemption therefrom. Purchaser has been furnished with any materials relating to the Partnership, its Subsidiaries, the Business, the Transaction, and anything else which the Purchaser has requested relating to the foregoing and has been afforded the opportunity to obtain any additional information deemed necessary or advisable by Purchaser and/or its representatives to evaluate Purchaser’s acquisition set forth herein.
ARTICLE VI
COVENANTS
     6.1 Conduct of the Partnership and its Subsidiaries. (a) From the date hereof through the Closing, except as expressly provided in this Agreement or as otherwise consented to in writing in advance by Purchaser (such consent not to be unreasonably withheld), Sellers shall cause the Partnership and its Subsidiaries to conduct their businesses only in the ordinary course of business consistent with past practice and Sellers shall cause the Partnership and its Subsidiaries to use all commercially reasonable efforts to (i) preserve intact their respective material Assets, current business organizations and material relationships with third parties, (ii) make all filings, pay all fees and take all other actions necessary to protect and maintain the Scheduled Intellectual Property, (iii) preserve, in all material respects, the goodwill and relationships with customers, suppliers and others having significant business dealings with such businesses, (iv) maintain in full force and effect until the Closing substantially the same levels of coverage of insurance with respect to the Assets, operations and activities of the Partnership and its Subsidiaries as are in effect as of the date of this Agreement, (v) comply in all material respects with all Laws applicable to any of the Partnership and its Subsidiaries, (vi) maintain in full force and effect, and comply with, all of the material Permits and (vii) maintain their respective books and records in accordance with past practice.
     (b) From the date hereof through the Closing, except as expressly provided in this Agreement or consented to in writing in advance by Purchaser (such consent not to be unreasonably withheld), Sellers shall cause the Partnership and its Subsidiaries to not:
     (i) amend or modify their Organizational Documents or corporate structure, or the terms of any Interests;
     (ii) (A) issue, sell, transfer, grant, pledge, dispose of or otherwise encumber any Equity Securities of the Partnership or its Subsidiaries, (B) declare, set aside or pay any dividends or distributions on, or make any other distributions in respect of, any partnership interests other than tax distributions which are required pursuant to Section 4.1 of the Partnership Agreement, or (C) purchase, redeem or otherwise acquire or dispose of any partnership interests;
     (iii) make any investment in, or make any loan, advance or capital contribution to, any Person (other than the Partnership or one of its Subsidiaries) otherwise than in the ordinary course of business consistent with past practice or in an aggregate amount in excess of $25,000;
     (iv) acquire (including by merger, consolidation, acquisition of stock or assets, license or lease) assets, properties, rights, businesses or stores from any Person, other than the acquisitions of inventory, supplies and immaterial assets in the ordinary course of business consistent with past practice;
     (v) (A) sell, assign, lease, transfer, license, or otherwise dispose of, or extend or exercise any option to sell, assign, lease, transfer, license, or otherwise dispose of, any store, office, distribution center or any material Assets or (B) mortgage or pledge any Assets of the Partnership or any of its Subsidiaries, or create or suffer to exist any Lien (other than a Permitted Lien) thereupon, in each case other than in the ordinary course of business consistent with past practice;
     (vi) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;
     (vii) fail to maintain its books and records in accordance with GAAP or make any material change in any method of accounting or Tax, pension or accounting practice, policy, principle or procedure, except as required by any changes in GAAP or applicable Law;
     (viii) amend any Tax Return, file any claim for a refund, change any method of Tax accounting, make or change any election or settle or compromise any liability with respect to Taxes that could reasonably be expected to result in an increase in Tax liability of Purchaser or the Partnership or any of its Subsidiaries after the Closing Date;

     (ix) pay, discharge, cancel or satisfy (a) Intercompany Payables (except as required by Section 6.13 hereof) or Taxes or (b) any material claims or Liabilities, other than the payment, discharge or satisfaction when due or otherwise in the ordinary course of business consistent with past practice;
     (x) create, incur or assume any Indebtedness other than trade accounts payable in the ordinary course of business consistent with past practice;
     (xi) incur, authorize or commit to make any capital expenditure, other than (A) maintenance, repair and upkeep in the ordinary course of business consistent with past practice or (B) in accordance with the Partnership’s capital budget;
     (xii) cancel any debts or waive any claims or rights of substantial value (including the cancellation, compromise, release or assignment of any Indebtedness owed to, or claims held by, the Partnership or any of its Subsidiaries), except for cancellations made or waivers granted in the ordinary course of business consistent with past practice which, in the aggregate, are not material;
     (xiii) except with respect to any non-de minimis portion of its trade accounts payable, (A) fail to pay its trade accounts payable in the ordinary course of business consistent with past practice or (B) extend the terms of payment, whether by contract, amendment, act, deed, or course of dealing, of any trade account payable other than in the ordinary course of business consistent with past practice;
     (xiv) commence, compromise or settle, or take any material action with respect to, any Legal Proceedings, other than the prosecution, defense and settlement of Legal Proceedings in the ordinary course of business consistent with past practice;
     (xv) amend, supplement, modify, waive, terminate, assign, convey, encumber or otherwise transfer, in whole or in part, its rights or interests under or in any Material Contract, the Denver Lease or material Intellectual Property Contract or enter into any Contract that would be a Material Contract or material Intellectual Property Contract if such Contract had been in effect on the date of this Agreement other than agreements entered into in the ordinary course of business that provide only for the counterparty not to disclose any confidential information provided by the Partnership or its Subsidiaries and that do not contain terms that otherwise are in the reasonable opinion of the Partnership acting in good faith adverse to the Partnership and its Subsidiaries;
     (xvi) except as may be required under the terms of existing Benefit Plans listed on Schedule 4.8(a) or by Law (1) establish, adopt, enter into, amend, agree to amend or terminate any Benefit Plan or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Benefit Plan if it were in existence as of the date of this Agreement or amend the terms of any outstanding equity-based award; (2) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any Benefit Plan, to the extent not already provided in any such Benefit Plan; (3) change any actuarial or other assumptions used to calculate funding obligations with respect to any Benefit Plan or to change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP; or (4) forgive any loans to directors, officers or Employees of the Partnership or any of its Subsidiaries;
     (xvii) grant, pay or provide to any director, officer or Employee of the Partnership or its Subsidiaries any severance or termination payments or benefits or any increase in or enhancement to wages, bonus, severance, profit sharing, retirement, deferred compensation, insurance or other compensation or benefits (other than (A) raises in the ordinary course of business which relate to performance in the 2006 fiscal year and (B) any bonuses payable in calendar year 2007 which relate to the performance of the Partnership and/or any of its Subsidiaries in their 2006 fiscal year);
     (xviii) effectuate or announce a “plant closing” or “mass layoff,” as those terms are defined in the WARN Act, affecting in whole or in part any site of employment, facility, operating unit or Employee of the Partnership or its Subsidiaries;
     (xix) change any business policies which relate to advertising, promotional activities, pricing, labor relations, sales, returns or product acquisitions, in each case other than in the ordinary course of business consistent with past practice;
     (xx) except in the ordinary course of business consistent with past practice, hire any employees (but in no event shall any such new employees have an annual salary in excess of $75,000 or have annual salaries in the aggregate in excess of $150,000) or if replacing an existing employee, not have an annual salary in excess of $10,000 more than the replaced employee’s annual salary;
     (xxi) pay, incur any liability, agree to reimburse or otherwise have any obligation in connection with the Litigation Matter to the extent not reflected in the Purchase Price Adjustment Amount;
     (xxii) take, offer, propose or authorize any of, or commit or agree to take any of, the foregoing.
     (c) From the date hereof through Closing, the Partnership and its Subsidiaries shall be permitted to continue their prosecution or defense of any litigation which is currently pending; provided, that the Partnership and its Subsidiaries shall not compromise or settle the Litigation Matter without Purchaser’s consent (not to be unreasonably withheld). The Partnership and its Subsidiaries shall also be permitted to pay all professional fees (including without limitation attorneys’ fees) and expenses incurred or accruing prior to the Closing in connection with any such prosecution and defense.
     6.2 Filings; Other Actions; Notification. (a) Each of Purchaser and Sellers shall, and Sellers shall cause the Partnership and its Subsidiaries to, cooperate with each other and use commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and applicable Law to consummate the transactions contemplated by this Agreement as soon as practicable, including preparing and submitting as promptly as practicable all documentation to effect all necessary notices, reports, submissions and other filings and to obtain as promptly as practicable all Consents and Permits necessary or advisable to be obtained from any third party or any Governmental Entity in order to consummate the transactions contemplated by this Agreement. Without limiting the foregoing, as promptly as practicable on or after the date of this Agreement, Sellers shall, and shall cause the Partnership to, (i) give any notices required to be given under any Material Contracts, Benefit Plans, Intellectual Property Contracts, and the Denver Lease, (ii) use commercially reasonable efforts to obtain prior to Closing any Consent required under any Material Contracts, Benefit Plans and Intellectual Property Contracts, and the Denver Lease, and (iii) promptly deliver to Purchaser a copy of each such notice delivered and each such Consent received. Subject to applicable Laws relating to the exchange of information and the direction of any Governmental Entity and matters not related to the Business that Sellers or Purchaser reasonably determine should not be disclosed to the other due to confidentiality concerns, Purchaser, on the one hand, and Sellers, on the other hand, shall have the right to review in advance, and to the extent practicable each will consult the other on, all the information relating to Purchaser or Sellers and the Partnership, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of Sellers and Purchaser shall act reasonably and as promptly as practicable. Without limiting the foregoing, the parties shall cause all necessary initial filings with all Governmental Entities in connection with the HSR Act to be made as promptly as practicable on or after the date of this Agreement, and in any event no later than ten (10) business days after the date of this Agreement. Each of Purchaser and Sellers will, and Sellers will cause the Partnership to, respond promptly under the circumstances to any requests for additional information by any Governmental Entity in connection with the transactions contemplated by this Agreement, including promptly filing a response to a “second request” from an applicable Governmental Entity in connection with its review of the transactions contemplated by this Agreement pursuant to the HSR Act.
     (b) Subject to applicable Laws relating to the exchange of information and the direction of any Governmental Entity, Sellers on the one hand, and Purchaser, on the other hand, shall, and Sellers shall cause the Partnership to, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and equity holders and such other matters as may be reasonably necessary or advisable in connection with any statement, submission, filing, notice or application made by or on behalf of Purchaser, Sellers, the Partnership or any of their respective Subsidiaries to any third party or any Governmental Entity in connection with the approval of or Consent to the transactions contemplated by this Agreement.
     (c) Subject to applicable Laws relating to the exchange of information and the direction of any Governmental Entity, (i) each of Sellers, on the one hand, and Purchaser, on the other hand, shall, and Sellers shall cause the Partnership and its Subsidiaries to, keep the other parties apprised of the status of matters relating to completion of the transactions contemplated by this Agreement, including (A) promptly furnishing the other with copies of notices or other communications (if written) or summaries thereof (if oral) received by Purchaser or Sellers and the Partnership, as the case may be, or any Subsidiary of the Partnership, from any third party or any Governmental Entity (including any notice or communication alleging that the Consent of such Person is or may be required in connection with the transactions contemplated by this Agreement); (B) promptly informing the other of any communications or discussions with any such third party or Governmental Entity, in each case with respect to the transactions contemplated by this Agreement (including without limitation in connection with all approvals required under the HSR Act); (ii) Sellers shall, and Sellers shall cause the Partnership to, give prompt notice to Purchaser of any notice or other communication from any Person, development, event or circumstance that could reasonably have or result in a Material Adverse Effect or prevent, materially delay or materially impair the ability of the Partnership to consummate the transactions contemplated by this Agreement; (iii) Purchaser shall give prompt notice to Sellers of any change, development, event or circumstance that could reasonably prevent, materially delay or materially impair the ability of Purchaser to consummate the transactions contemplated by this Agreement; and (iv) neither Sellers, on the one hand, nor Purchaser, on the other hand, shall permit any of its or the Partnership’s officers, directors or any other representatives or agents to participate in any meeting with any Governmental Entity in respect of any filings, investigation or other inquiry relating to the transactions contemplated by this Agreement, unless it consults with the other party in advance and gives the other party the opportunity to attend and participate thereat.
     (d) Limitations on Actions. Notwithstanding anything to the contrary contained in this Agreement, the parties agree and acknowledge that neither this Section 6.2 nor the “commercially reasonable efforts” standard shall require, or be construed to require, Purchaser, Sellers, the Partnership or any of their respective Subsidiaries or Affiliates, in order to obtain the Consents and Permits referred to in Section 6.2(a), to (i)(A) sell, lease, license, transfer, dispose of, divest or otherwise encumber, or hold separate, pending such action, or (B) propose, negotiate or offer to effect, or consent or commit to, any such sale, leasing, licensing, transfer, disposal, divestiture or other encumbrance, or holding separate, before or after the Closing, of any assets, licenses, operations, rights, product lines, business or interest therein of Purchaser, Sellers, the Partnership or any of their respective Subsidiaries or Affiliates, or (ii) take or agree to take any other action or agree or consent to any limitations or restrictions on freedom of actions with respect to, or its ability to retain, or make changes in, any such assets, licenses, operations, rights, product lines, business or interest therein of Purchaser, Sellers, the Partnership or any of the respective Subsidiaries or Affiliates.
     6.3 Access and Information. (a) Subject to applicable Laws relating to the exchange of information and the direction of any Governmental Entity, prior to the Closing, (i) Sellers shall provide and shall cause the Partnership to provide to Purchaser and its representatives after the date of execution of this Agreement any information and documents reasonably requested by Purchaser primarily relating to the Partnership and Subsidiaries and their respective businesses, operations, affairs, properties, books and records, including such information and documents relating to Subsidiaries of the Partnership, that are not available at or through the Partnership or its Subsidiaries and shall use commercially reasonable efforts to provide Purchaser and its representatives with reasonable access to personnel from Grant Thornton LLP directly involved in the audit of the 2006 Audited Financial Statements (it being understood that all such access be coordinated through Sellers), (ii) Sellers shall, and cause the Partnership and its Subsidiaries to, permit Purchaser and its representatives after the date of execution of this Agreement to have reasonable access at reasonable times to the personnel, properties, books and records of the Partnership and its Subsidiaries, provided that any such access may not unreasonably interfere with the conduct of the business of Sellers, the Partnership or its Subsidiaries, and (iii) Sellers shall cause the Partnership and its Subsidiaries to furnish such information and documents in its possession relating to the Partnership and its Subsidiaries as Purchaser may reasonably request. Prior to the Closing, all information provided or obtained pursuant to the foregoing shall be held by Purchaser in accordance with and subject to the terms of the Confidentiality Agreement, dated July 18, 2006, between Purchaser and the Partnership (the “Confidentiality Agreement”).
     (b) To the extent permissible under applicable Law, from the Closing until the seventh anniversary of the Closing, Purchaser will afford promptly to Sellers and its agents reasonable access at reasonable times to the books, records and auditors of the Partnership and its Subsidiaries to the extent reasonably required by Sellers for financial reporting and accounting matters and the preparation and filing of any Tax Returns for any period ending on or before the Closing Date or any taxable period beginning on or before the Closing Date; provided that any such access by Sellers may not unreasonably interfere with the conduct of the business of the Partnership or Purchaser. From and after the Closing, Sellers shall (i) hold all information relating to the Partnership and its Subsidiaries or the Business possessed by or subject to the control of Sellers (including all information provided or obtained pursuant to the immediately preceding sentence) in accordance with and subject to the terms of the Confidentiality Agreement as though the terms thereof restricted disclosure and use of such information by Sellers and its representatives in the same manner and to the same degree as it restricts disclosure and use by Purchaser and its representatives of Confidential Information (as such term is defined therein) and such restrictions are to remain in effect after the Closing without any time limitation and (ii) not use any such information to the detriment of the Business.
     (c) Sellers hereby assign to Purchaser, effective as of the Closing, the rights of Sellers under any confidentiality agreement currently in effect which was entered into between a Seller and a third party and which restricts the disclosure or use of information provided by Sellers, the Partnership, and/or its Subsidiaries or the Business; provided, that the rights assigned pursuant to the foregoing shall consist solely of those rights which are necessary for Purchaser to pursue and enforce the agreement of such third parties to not disclose or use any information relating to the Partnership, its Subsidiaries or the Business as provided in such confidentiality agreement. Each Seller hereby retains sufficient rights in each such confidentiality agreement to pursue and enforce the agreement of the third party thereto to not disclose or use any information relating to such Seller as provided in such confidentiality agreement. Prior to the Closing, neither Sellers nor the Partnership shall, without the prior consent of Purchaser, terminate, amend, modify or waive any provision of any confidentiality or similar agreement in respect of the matters contemplated by this Agreement to which it or any of its Subsidiaries is a party. Prior to the Closing, Sellers shall enforce, or shall cause its Subsidiaries to enforce, to the fullest extent permitted under applicable Law, the provisions of any such agreements, including using commercially reasonable efforts to obtain injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court having jurisdiction over such matter.
     6.4 Audited Financial Statements.
     (a) As promptly as practicable after the date hereof, Sellers shall cause to be prepared consolidated statements of income, changes in partners’ equity and cash flows of the consolidated operations of the Partnership and its Subsidiaries for the fiscal year ended December 31, 2006 and a consolidated balance sheet of the Partnership and its Subsidiaries as at such date, together with the notes thereto (the “2006 Audited Financial Statements”), and shall use commercially reasonable efforts to cause such 2006 Audited Financial Statements to be audited by March 15, 2007.
     (b) As promptly as practicable after its receipt of the 2006 Audited Financial Statements, Sellers shall deliver to Purchaser complete and correct copies of the 2006 Audited Financial Statements accompanied by a report of Grant Thornton LLP thereon.
     6.5 No Solicitation; Acquisition Proposals. (a) Between the date hereof and the Closing (or earlier termination of this Agreement pursuant to ARTICLE IX) Sellers shall not, and shall cause (i) the Partnership and its Subsidiaries and (ii) Sellers’, the Partnership’s and its Subsidiaries’ respective Affiliates, directors, employees, agents and representatives (including any investment banker, financial advisor, attorney or accountant retained by Sellers, the Partnership or its Subsidiaries) to not, directly or indirectly, initiate, solicit or knowingly (provided that each such Person shall be deemed to have such knowledge of the obligations set forth in this Section 6.5) encourage any Acquisition Proposal, or furnish any information to any other Person with respect to, or agree to, any Acquisition Proposal. Sellers shall promptly notify Purchaser after receipt of any Acquisition Proposal or any request for information relating to the Partnership or any of its Subsidiaries by any Person who has informed Sellers that such Person is considering making, or has made, an Acquisition Proposal (which notice shall identify the Person making, or considering making, such Acquisition Proposal and shall set forth the material terms of any Acquisition Proposal received), and Sellers shall keep Purchaser informed in reasonable detail of the terms, status and other pertinent details of any such Acquisition Proposal or request.
     (b) To the extent that it has not done so already, Sellers shall, and shall cause (i) the Partnership and its Subsidiaries and (ii) Sellers’, the Partnership’s and its Subsidiaries’ respective Affiliates, directors, employees, agents and representatives (including any investment banker, financial advisor, attorney or accountant retained by Sellers, the Partnership or its Subsidiaries) to discontinue and desist from any solicitation efforts or negotiations with respect to or in furtherance of any Acquisition Proposal. Sellers shall immediately demand that any Person which has heretofore executed a confidentiality agreement with Sellers, the Partnership or any of its Subsidiaries, Affiliates, employees, agents or other representatives with respect to such Person’s consideration of a possible Acquisition Proposal to immediately return or destroy all confidential information heretofore furnished by Sellers, the Partnership or any of its Subsidiaries, Affiliates, employees, agents or other representatives to such Person or any of its Affiliates or Subsidiaries or any of its or their respective Affiliates, employees, agents or other representatives.
     6.6 Publicity. Sellers, on the one hand, and Purchaser, on the other hand, shall, and Sellers shall cause the Partnership and its Subsidiaries to, consult with each other prior to issuing the initial press releases regarding the transactions contemplated by this Agreement and any other press releases or otherwise making public announcements with respect to the transactions contemplated by this Agreement, except as may be required by Law or by obligations pursuant to any listing agreement with or rules of any applicable securities exchange.

     6.7 Employee Matters. (a) During the period commencing on the Closing Date and ending on December 31, 2007, Purchaser shall cause the Partnership and its Subsidiaries to provide each current Employee with benefits that are the same as, or in the aggregate substantially comparable to, the welfare benefits currently provided by the Partnership and its Subsidiaries. Subject to the foregoing, nothing herein shall limit Purchaser, or the Partnership or any of its Subsidiaries, from exercising after the Closing any reserved right to amend, modify, suspend or terminate any Benefit Plan or other employee compensation or benefit arrangement. Purchaser shall cause each employee benefit plan or arrangement maintained or contributed to by Purchaser or any of its Subsidiaries and in which an Employee participates or will participate to recognize all service of such Employee with Sellers, the Partnership or any of its Subsidiaries (to the extent such credit was given by the comparable Benefit Plan) for purposes of eligibility and vesting (but not for purposes of determining the amount of benefits under a “defined benefit plan” within the meaning of Section 3(35) of ERISA) and, if applicable, to waive any exclusions for preexisting conditions under applicable group health plans (to the extent such conditions were covered under the applicable Benefit Plan) and credit or recognize under such group health plans any deductibles or copayments incurred by Employees or their dependents under the applicable Benefit Plan prior to the Closing Date.
     (b) The Partnership, Purchaser or their Subsidiaries or Affiliates shall be responsible for any legally mandated continuation of health coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1984 or other applicable Law for the Employees and/or their dependents who have a loss of health care coverage due to a qualifying event before, at or after the Closing Date.
     6.8 Tax Matters.
     (a) Sellers will file, or cause to be filed, timely Tax Returns for the Partnership and each of its Subsidiaries for the Tax Period ending on or immediately before the Closing Date and all other Tax Returns required to be filed (taking into account all duly obtained extensions) on or before the Closing Date. Such Tax Returns shall be prepared and filed in a manner which is consistent with past practice and no position shall be taken and no election shall be made or method adopted that is inconsistent with positions taken, elections made or methods used in preparing and filing similar Tax Returns in prior Tax Periods (including, but not limited to, positions that would have the effect of deferring income to Tax Periods after the Closing Date or accelerating deductions to Tax Periods ending on or prior to the Closing Date). Purchaser will file, or cause to be filed, timely Tax Returns for the Partnership and each of its Subsidiaries for Tax Periods beginning on or after the Closing Date and all other Tax Returns required to be filed (taking into account all duly obtained extensions) after the Closing Date. Sellers and Purchaser agree to provide the other party with such information as is necessary or appropriate to permit such other party to fulfill its Tax filing requirements hereunder.
     (b) Sellers shall be liable for and shall indemnify and hold Purchaser harmless from any and all Taxes imposed on the Partnership for any Tax Period that ends on or before the Closing Date and, with respect to any Tax Period that ends after the Closing Date, the portion of such Tax Period ending on and including the Closing Date (“Pre-Closing Taxes”). Purchaser shall pay or cause to be paid to Sellers any refunds of Taxes attributable to any Pre-Closing

Taxes that are received by Purchaser or the Partnership after the Closing Date, net of any costs attributable to the receipt of such refund, within 30 days after the receipt of such refund.
     (c) Where the Pre-Closing Taxes involve a Tax Period which begins before and ends after the Closing Date, such Pre-Closing Taxes shall be calculated as though the taxable year of the Partnership terminated as of the close of business on the Closing Date; provided, however, that in the case of a Tax not based on income, receipts, proceeds, profits or similar items, Pre-Closing Taxes shall be equal to the amount of Tax for the Tax Period multiplied by a fraction, the numerator of which shall be the number of days from the beginning of the Tax Period through the Closing Date and the denominator of which shall be the number of days in the Tax Period. Sellers shall pay to Purchaser an amount equal to the Pre-Closing Taxes due with any Tax Returns filed by Purchaser pursuant to Section 6.8(a) at least ten (10) days before Purchaser is required to cause to be paid the related Tax liability.
     (d) All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be paid 50% by Purchaser and 50% by Sellers when due, and Sellers shall, at their own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, Purchaser shall join in the execution of any such Tax Returns and documentation.
     (e) Sellers shall indemnify Purchaser and the Partnership from and against (A) any Pre-Closing Taxes and all losses, claims, liabilities, costs and expenses (including without limitation reasonable expenses of investigation and reasonable attorneys’ fees and disbursements) (“Losses”) relating to such Taxes, including as a transferee or successor or by contract, (B) any Losses attributable to the breach of any representation or warranty contained in Section 4.5 (Taxes) or any covenant in this Section 6.8. For the avoidance of any doubt, the limitations set forth in Section 8.4 (other than Section 8.4(d)) shall not apply to this Section 6.8.
     (f) On or prior to the date on which such an election must be filed, Sellers shall cause the Partnership to make a timely election pursuant to Section 754 of the Code and any similar provision of state law with respect to any Tax Period ending on the Closing Date or that includes the Closing Date.
     (g) Sellers and the Partnership shall not take or allow any action or fail to take any action that would result in the Partnership ceasing to be treated as a partnership for United States federal income tax purposes or that would result in US Sub or Nova Scotia Sub ceasing to be treated as an entity disregarded as separate from the Partnership for United States federal income tax purposes.
     (h) Any Tax sharing or Tax allocation agreement or arrangement between Sellers on the one hand and the Partnership or any of its Subsidiaries on the other hand is hereby terminated effective as of the Closing and shall have no further effect for any Tax year.
     6.9 No Solicitation. Sellers agree that, for a period of three years from and after the Closing Date, it shall not, and shall cause its Affiliates not to, without the prior written consent of Purchaser, directly or indirectly through another Person, (i) solicit to hire, (ii) hire, (iii) enter into a consulting agreement with or (iv) encourage, entice or induce to terminate an employment or consulting relationship with any then-current employee of or consultant to the Partnership or its Subsidiaries. The clause (i) of the previous sentence shall not preclude general solicitations in newspapers or similar mass media not targeted toward employees or consultants of the Partnership or its Subsidiaries.
     6.10 Release of Obligations. At the Closing, Sellers shall, on behalf of themselves and their Affiliates, execute and deliver to Purchaser, for the benefit of the Partnership and its Subsidiaries, a general release and discharge, in form and substance reasonably satisfactory to Purchaser, releasing and discharging the Partnership and each of its Subsidiaries from any and all Liabilities to Sellers or any of their Affiliates, including any and all claims or causes of action that any such Person has against the Partnership, its Subsidiaries, officers, directors and employees, arising out of, relating to, or otherwise in connection with (i) the Partnership or (ii) the Interests and any rights associated therewith.
     6.11 Litigation Matter. Sellers will, and will cause their Affiliates to, in each case at Sellers’ expense (without any contribution, distribution, reimbursement or other payment by the Partnership or any of its Subsidiaries following the Closing, except as otherwise set forth in this Agreement), (i) use commercially reasonable efforts to pursue and defend the Litigation Matter consistent with past practice, (ii) reasonably cooperate with and make themselves reasonably available to assist Purchaser in its efforts to achieve a favorable resolution of the Litigation Matter, and (iii) following the favorable resolution of the Litigation Matter and the release of the related Liens against the subject Airwalk trademarks in China, use commercially reasonable efforts to assign to Purchaser each such Airwalk trademark, free and clear of all Liens, including, as promptly as possible, but in no event more than thirty (30) days following the date on which Sellers have written notice that the Litigation Matter is resolved and the related Liens have been released, file “Applications for Registration of Assignment of Mark” with the Trademark Office of the State Administration for Industry and Commerce The People’s Republic of China or its successor agency. Sellers will bear all costs and expenses in connection with such assignment, filing and recordation. For the avoidance of doubt, nothing in this Section 6.11 shall obligate or be deemed to obligate Sellers or their Affiliates in any way to pay any amount to or for the benefit of the Litigation Party with respect to the favorably resolution of the Litigation Matter. Purchaser shall not compromise or settle the Litigation Matter without Sellers’ consent (not to be unreasonably withheld); provided, that, in the event Sellers withhold consent to a complete and final settlement of the Litigation Matter which includes a complete release of Sellers and their Affiliates from any and all claims in connection with or related to the Litigation Matter and which settlement does not obligate Sellers or their Affiliates to pay any amount to or for the benefit of Litigation Party excluding any payments from the Escrow Amount: (i) the Litigation Matter Release Date set forth in Section 2.4 shall be extended to the later of (A) eighteen (18) months following the Closing and (B) the date the Litigation Matter is finally resolved, (ii) Sellers shall be responsible to promptly reimburse Purchaser for any Covered Losses in connection with or relating to the Litigation Matter (including any settlement or other payments made to remove any Liens, attachments on other restrictions on any of the Partnership’s or its Subsidiaries’ assets (including any assets that the Partnership or its Subsidiaries have a right to have assigned to any of them)) to the extent such Covered Losses are in excess of the amount to be paid to the Litigation Party in the proposed final settlement and (iii) Purchaser shall reimburse Sellers for their reasonable expenses incurred as a result of such Sellers cooperation with and assistance to Purchaser in resolving the Chinese claims that constitute part of the Litigation Matter.
     6.12 Exclusive Airwalk Licenses. Denver LP I will assign at the Closing the series of exclusive licenses relating to the marks subject to the lien claimed by the Litigation Party to Purchaser.
     6.13 Intercompany Payables and Receivables. Sellers will, and will cause the Partnership and its Subsidiaries to, cause any Intercompany Payables or Intercompany Receivables to be paid prior to the Closing Date.
     6.14 LTIP/Equity Payment. (a) All awards made or promised to be made pursuant to the Collective LTIP and the Lifestyle Memorandum which are currently outstanding are set forth on Schedule 6.14(a) of the Disclosure Letter and are held by the Persons listed thereon (the “LTIP Participants”). All such awards shall vest in full as of the Closing, and all amounts payable pursuant to the Collective LTIP and the Lifestyle Memorandum as a result of this Agreement and the transactions contemplated hereby shall be set forth on Schedule 6.14(a) of the Disclosure Letter. At or prior to the Closing, Sellers, the Partnership and its Subsidiaries shall enter into a cancellation and release agreement reasonably satisfactory to Purchaser (an “LTIP Cancellation and Release Agreement”) with each of the LTIP Participants pursuant to which the rights of such LTIP Participant under the Collective LTIP and the Lifestyle Memorandum shall be cancelled and converted into the right to receive from Sellers at or promptly following the Closing a lump sum cash payment equal to the LTIP Participant’s Sale Payment (as defined in the Collective LTIP) arising out of or relating to any such awards.
     (b) Other than in connection with the Collective LTIP and the Lifestyle Memorandum, Schedule 6.14(b) sets forth any payments required to be made to Bruce Pettet, regardless of whether such payments are contingent, including any payments required to be made by Sellers, which the Partnership or its Subsidiaries have an obligation to reimburse. At or prior to the Closing, Sellers, the Partnership and its Subsidiaries shall enter into a cancellation and release agreement reasonably satisfactory to Purchaser (an “Equity Payment Cancellation and Release Agreement”) with Bruce Pettet pursuant to which Bruce Pettet will receive any such payments and shall acknowledge that any rights to other payments with respect to the Partnership or its Subsidiaries (including any payments by Sellers or its Affiliates which the Partnership or its Subsidiaries are required to reimburse) shall be cancelled.
     6.15 Update Notices. Between the date hereof and the five days prior to Closing, Sellers may deliver a written notice to Purchaser signed by each of the Sellers disclosing in detail facts or events that it wants to add to or change in the Disclosure Letter (a “Schedule Update Notice”). If Purchaser waives the condition set forth in Section 7.2(f) with respect to such Schedule Update Notice, the facts or events set forth in such Schedule Update Notice shall be deemed to have amended the Disclosure Letter, to have qualified the representations and warranties contained in ARTICLE III and ARTICLE IV above, and to have cured any misrepresentation or breach of warranty that otherwise might have existed hereunder by reason of the addition or change.

     6.16 Termination of Non-Compete Agreements. Prior to Closing, Sellers shall have the right to cause the Partnership to release James Salter and Kenneth Finkelstein from the non-competition and right of first offer provisions set forth in Sections 2(b), (c), 3, 5 and any related provision of any other Section of their respective Noncompete and Nondisclosure Agreement, each dated as of February 6, 2006, made by and between Partnership and each of Messers. Salter and Finkelstein, which release shall terminate such provisions and shall be effective on the Closing; provided, however, any such release and termination shall not terminate the confidentiality provisions set for in Section 2(a) of such agreement.
ARTICLE VII
CONDITIONS TO CLOSING
     7.1 Conditions to the Obligations of Sellers, Purchaser and the Partnership. The obligations of Sellers and Purchaser to effect the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver by Sellers and Purchaser on or prior to the Closing Date of each of the following conditions:
     (a) The waiting period under the HSR Act shall have been terminated or expired and any Consents have been made or obtained under other applicable non-US antitrust or competition law statutes and any waiting periods under other applicable non-US antitrust or competition law statutes shall have been terminated or expired.
     (b) No Governmental Order shall have been entered and remain in effect, and no Law shall have been enacted, entered, enforced or promulgated by any Governmental Entity and be in effect, which in either case would restrain, enjoin or otherwise prevent the performance of this Agreement or the consummation of any of the transactions contemplated hereby in accordance with the terms of this Agreement. No investigation, review or Legal Proceeding by any Governmental Entity with respect to either the Partnership or any of its Subsidiaries is pending or, to the knowledge of Sellers, threatened, nor has any Governmental Entity indicated an intention to conduct the same.
     7.2 Conditions to the Obligation of Purchaser. The obligation of Purchaser to effect the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver by Purchaser on or prior to the Closing Date of each of the following conditions:
     (a) Each of the representations and warranties in Section 3.1 (Sellers’ Partnership/Corporate Matters), Section 3.2 (No Conflicts), Section 3.3 (Ownership of Interests), Section 3.5 (Bankruptcy, Insolvency Proceedings), Section 4.1 (Partnership/Corporate Matters) and Section 4.2 (Financial Statements) (the “Class 1 Representations and Warranties”; all other representations and warranties contained in ARTICLE III and ARTICLE IV, the “Class 2 Representations and Warranties”) that are qualified as to materiality or Material Adverse Effect shall be true and correct, and the Class 1 Representations and Warranties that are not so qualified shall be true and correct in all material respects, in each case, at the time made and as of the Closing Date as if made at and as of such time (except, in each case, to the extent expressly made as of an earlier date, in which case as of such earlier date other than as set forth in the Preamble to ARTICLE IV). The Class 2 Representations and Warranties shall be true and correct (without giving effect to any materiality or Material Adverse Effect qualifiers set forth therein) at the time made and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date other than as set forth in the Preamble to ARTICLE IV), except where the failure of such Class 2 Representations and Warranties to be true and correct, individually or in the aggregate, has not resulted and could not reasonably be expected to have or result in a Material Adverse Effect.
     (b) Sellers shall have duly performed and complied in all material respects with all covenants and agreements contained in this Agreement that are required to be performed or complied with by them at or before the Closing.
     (c) Sellers shall have delivered to Purchaser a certificate, dated the Closing Date and signed by a senior executive officer, as to the fulfillment of the conditions set forth in Section 7.2(a) and Section 7.2(b).
     (d) The employment agreements referenced in the Recitals to this Agreement remain in full force and effect and have not been breached by the relevant employee.
     (e) Since the date of this Agreement, there shall not have occurred any change, event, circumstance or development that has had, or could reasonably be expected to have or result in, a Material Adverse Effect which continues to constitute a Material Adverse Effect.
     (f) Sellers shall not have delivered a Schedule Update Notice.
     7.3 Conditions to the Obligation of Sellers and the Partnership. The obligation of Sellers and the Partnership to effect the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver by Sellers on or prior to the Closing Date of each of the following conditions:
     (a) Each of the representations and warranties of Purchaser contained in this Agreement, which representations and warranties shall be deemed for purposes of this Section 7.3 not to include any qualification or limitation with respect to materiality, shall be true and correct as of the Closing Date, except where the matters in respect of which such representations and warranties are not true and correct, in the aggregate, would not reasonably be expected to prevent, materially delay or materially impair the ability of Purchaser to perform and comply with its obligations under this Agreement, with the same effect as though those representations and warranties had been made on and as of the Closing Date, except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall be true in all material respects as of such date.
     (b) Purchaser shall have duly performed and complied in all material respects with all covenants and agreements contained in this Agreement that are required to be performed or complied with by Purchaser at or before the Closing.
     (c) Purchaser shall have delivered to Sellers a certificate, dated the Closing Date and signed by a senior executive officer of Purchaser, as to the fulfillment of the conditions set forth in Section 7.3(a) and Section 7.3(b).

     (d) Each of the LTIP Participants shall have executed and delivered an LTIP Cancellation and Release Agreement.
     (e) Bruce Pettet shall have executed and delivered an Equity Payment Cancellation and Release Agreement.
ARTICLE VIII
INDEMNIFICATION
     8.1 Survival; Effect of Materiality Qualifiers. (a) The representations and warranties in this Agreement shall survive the Closing as follows:
     (i) the representations and warranties in Section 3.1 (Sellers’ Partnership/ Corporate Matters), Section 3.3 (Ownership of Interests) and Section 4.1 (Partnership/Corporate Matters) (other than Section 4.1(g)) shall survive the Closing indefinitely;
     (ii) the representations and warranties in Section 4.5 (Taxes), Section 4.8 (Employee Benefits), Section 4.12 (Intellectual Property), and Section 4.14 (Environmental Matters) shall survive the Closing and will not terminate until the date that is 30 days after the expiration of the applicable statute of limitations (or equivalent period under the Laws of the relevant province or territory of Canada) applicable to the matters covered thereby;
     (iii) the representations and warranties in Section 4.19 shall survive the Closing and will not terminate until the date that is the earlier of the purchase of the Sims Intellectual Property, January 1, 2013, or the termination of the Sims Licensing Agreement by US Sub or mutually by the parties thereto; and
     (iv) all other representations and warranties in this Agreement shall survive the Closing and will not terminate for 18 months following the Closing Date.
     (b) The covenants and agreements of the parties hereto contained in this Agreement shall, subject to the express terms thereof, survive the Closing indefinitely.
     (c) In determining (i) whether any representation or warranty in this Agreement was true and correct as of any particular date and (ii) the amount of any Covered Losses in respect of the failure of any such representation or warranty to be true and correct as of any particular date, any qualification or limitation as to materiality (whether by reference to Material Adverse Effect or otherwise) contained in such representation or warranty shall be disregarded.
     (d) No claim for indemnification, reimbursement or any other remedy pursuant to Section 8.2 or Section 8.3 may be brought with respect to breaches of representations or warranties contained herein after the applicable expiration date set forth in Section 8.1(a); provided, however, that if, prior to such applicable date, Purchaser shall have notified Sellers or the Sellers shall have notified Purchaser in writing of a claim for indemnification under this ARTICLE VIII (whether or not formal legal action shall have been commenced based upon such claim), such claim shall continue to be subject to indemnification in accordance with this ARTICLE VIII notwithstanding such expiration date.
     8.2 Indemnification of Purchaser by Sellers. From and after the Closing Date, Sellers, jointly and severally (provided, however, that such indemnification shall be several and not joint with respect to claims pursuant to clause (i) for failures relating to ARTICLE III solely to the extent that Purchaser seeks to recover directly from Seller and not from the Escrow Amount), shall indemnify and save and hold harmless Purchaser and its subsidiaries and their respective officers, directors and Affiliates (collectively, the “Purchaser Indemnified Parties”) from and against any Covered Losses resulting from, arising out of, or incurred in connection with: (i) any failure of any representation or warranty made by Sellers (other than those in Section 4.5 (Taxes), which shall be subject solely to the provisions of Section 6.8 (Tax Matters)) to be true and correct as of the date of this Agreement or as of, and as if made on, the Closing Date (in either case without giving effect to any materiality or material adverse effect qualifier contained therein); (ii) any nonfulfillment or breach of any covenant or agreement made by Sellers in this Agreement; (iii) any Liability of the Partnership or any of its Subsidiaries to Sellers or any Affiliate of Sellers (other than the Partnership or any of its Subsidiaries; and other than any Liability to the extent reflected in the Purchase Price Adjustment Amount) or in respect of any Liability of Sellers or any Affiliate of Sellers (other than the Partnership or any of its Subsidiaries; and other than with respect to the Litigation Matter as set forth in clause (iv)), in each case existing as of the Closing Date; and (iv) the Litigation Matter, including (a) any settlement or other payments made to remove any Liens, attachments or other restrictions on any of the Partnership’s or its Subsidiaries’ assets; (b) the purchase of such Liens or the claims relating thereto; or (c) in the event the Litigation Party is successful in the Litigation Matter, the purchase or license of any such assets or portion thereof (including, in each such event, any assets that the Partnership or its Subsidiaries have a right to have assigned to any of them).
     8.3 Indemnification of Sellers by Purchaser. From and after the Closing Date, Purchaser shall indemnify and save and hold harmless Sellers and its officers, directors and Affiliates (collectively, the “Seller Indemnified Parties”) from and against any Covered Losses suffered by any such Seller Indemnified Parties resulting from or arising out of: (i) any failure of any representation or warranty made by Purchaser to be true and correct as of the date of this Agreement or as of, and as if made on, the Closing Date; (ii) any nonfulfillment or breach of any covenant or agreement made by Purchaser in this Agreement; and (iii) any Third-Party Claim arising out of the conduct of the Business after the Closing Date.
     8.4 Limitation on Amount.
     (a) Other than with respect to any claim for a breach of the representation in Section 3.1 (Sellers’ Partnership/Corporate Matters), Section 3.3 (Ownership of Interests) and Section 4.1 (Partnership/Corporate Matters) (other than Section 4.1(g)) which shall not be subject to the limitation set forth in this Section 8.4(a), the Purchaser Indemnified Parties shall not be entitled to recover any amount pursuant to Section 8.2(i) until and unless the aggregate amount of all Covered Losses claimed by the Purchaser Indemnified Parties exceeds $500,000 in which event the Purchaser Indemnified Parties shall be entitled to recover amounts for all Covered Losses in excess of $400,000.

     (b) The aggregate amount of any claims made pursuant to Section 8.2(iv) shall not exceed $2.4 million (plus interest from the date of such claim).
     (c) The Purchaser Indemnified Parties shall be entitled to recover any amounts pursuant to Section 8.2(iv), except with respect to any amounts due pursuant to Section 6.11, solely from the Escrow Amount, and the Purchaser Indemnified Parties shall be entitled to seek recourse from Sellers for all other amounts pursuant to Section 8.2 first from the Escrow Amount and in the event the Escrow Amount is insufficient, the Purchaser Indemnified Parties shall be entitled to seek recourse from the Sellers for any amounts in excess of the amount remaining in the Escrow Amount; provided, however, that the Purchaser Indemnified Parties shall be entitled to seek recourse from Sellers and/or the Escrow Amount, at the Purchaser Indemnified Parties’ election, for any amounts that arise from an indemnification agreement, made by and among Partnership, Mr. Kenneth Finkelstein, and Mr. James Salter, in the form provided in Schedule 8.4(c) of the Disclosure Letter, to be dated on or prior to Closing.
     (d) In no event shall the aggregate obligation of Sellers, collectively, to indemnify the Purchaser Indemnified Parties for all claims under this ARTICLE VIII exceed $45,500,000, which shall be inclusive of and not in addition to the Escrow Amount (the “Cap”); provided that the Cap shall not apply to any breach by Sellers of the representations and warranties set forth in Section 3.3.
     (e) The limitations set forth in this Section 8.4 will not apply to any claim based on fraud or any other intentional or willful breach by Sellers of any representations, warranties, covenants, agreements or undertakings of Sellers required to be performed by or on behalf of them under this Agreement. For the avoidance of doubt, the limitations set forth in this Section 8.4 (other than Section 8.4(d)) will not apply to any claims relating to Taxes.
     8.5 Procedures Relating to Indemnification. (a) If an indemnified party shall desire to assert any claim for indemnification provided for under this ARTICLE VIII in respect of, arising out of or involving a claim or demand made by any Person (other than a party hereto or Affiliate thereof) against the indemnified party (a “Third-Party Claim”), such indemnified party shall notify the indemnifying party in writing, and in reasonable detail (taking into account the information then available to such indemnified party), of the Third-Party Claim promptly after receipt by such indemnified party of written notice of the Third-Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the indemnifying party shall have been actually prejudiced as a result of such failure. The indemnified party shall deliver to the indemnifying party, promptly after the indemnified party’s receipt thereof, copies of all notices and documents (including court papers) received by the indemnified party relating to the Third-Party Claim; provided, however, that the failure to deliver such copies shall not affect the indemnification provided hereunder except to the extent the indemnifying party shall have been actually prejudiced as a result of such failure.
     (b) If a Third-Party Claim is made against an indemnified party, the indemnifying party will be entitled to participate in the defense thereof and, if it so chooses and acknowledges without reservation its obligation to indemnify the indemnified party therefore, to assume the defense thereof with counsel selected by the indemnifying party and reasonably satisfactory to the indemnified party. Should the indemnifying party so elect to assume the defense of a Third-

Party Claim, the indemnifying party will not be liable to the indemnified party for legal expenses subsequently incurred by the indemnified party in connection with the defense thereof, unless the Third-Party Claim involves potential conflicts of interest or substantially different defenses for the indemnified party and the indemnifying party. If the indemnifying party assumes such defense, the indemnified party shall have the right to participate in defense thereof and to employ counsel, at its own expense (except as provided in the immediately preceding sentence), separate from the counsel employed by the indemnifying party, it being understood that the indemnifying party shall control such defense. The indemnifying party shall be liable for the fees and expenses of counsel employed by the indemnified party for any period during which the indemnifying party has not assumed the defense thereof and as otherwise contemplated by the two immediately preceding sentences. If the indemnifying party chooses to defend any Third-Party Claim, all the parties hereto shall cooperate in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the indemnifying party’s request) the provision to the indemnifying party of records and information that are reasonably relevant to such Third-Party Claim, and use reasonable efforts to make employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Whether or not the indemnifying party shall have assumed the defense of a Third-Party Claim, the indemnified party shall not admit any liability with respect to, or settle, compromise or discharge, such Third-Party Claim without the indemnifying party’s prior written consent (which consent shall not be unreasonably withheld). The indemnifying party may pay, settle or compromise a Third-Party Claim with the written consent of the indemnified party, so long as such settlement includes (A) an unconditional release of the indemnified party from all liability in respect of such Third-Party Claim, (B) does not subject the indemnified party to any injunctive relief or other equitable remedy and (C) does not include a statement or admission of fault, culpability or failure to act by or on behalf of any indemnified party.
     (c) If an indemnified party shall desire to assert any claim for indemnification provided for under this ARTICLE VIII other than a claim in respect of, arising out of or involving a Third-Party Claim, such indemnified party shall notify the indemnifying party in writing, and in reasonable detail (taking into account the information then available to such indemnified party), of such claim promptly after becoming aware of the existence of such claim; provided that the failure to give such notification shall not affect the indemnification provided for hereunder except to the extent the indemnifying party shall have been actually prejudiced as a result of such failure. If the indemnifying party does not respond to such notice within 45 days after its receipt, it will have no further right to contest the validity of such claim.
     8.6 Exclusive Remedy. This ARTICLE VIII shall be the exclusive remedy of the parties hereto following the Closing for any losses arising out of any breach of the representations, warranties, covenants or agreements of the parties contained in this Agreement, except for (i) any fraudulent breach or (ii) as otherwise provided in this Agreement.
     8.7 Indemnity Payments. All payments made pursuant to this ARTICLE VIII and Section 6.8 (Tax Matters) (other than interest payments) shall be treated by the parties hereto as adjustments to the Purchase Price for all tax purposes to the extent permitted by law.

     8.8 Coordination with Tax Covenant. In the event any provision of this ARTICLE VIII is inconsistent with any provision of Section 6.8 (Tax Matters), the provisions of Section 6.8 (Tax Matters) shall control.
     8.9 Knowledge. Except for matters disclosed in the Disclosure Letter or to the extent Sellers’ representations and warranties are qualified by the knowledge of Sellers or as set forth in Section 6.15, no right of indemnification provided under this Agreement shall be limited in any respect by any investigation by any Person, whether pre-claim or post-claim, or the knowledge of any Person of any breach hereunder or the decision by any Person to complete the Closing.
ARTICLE IX
TERMINATION
     9.1 Termination. This Agreement may be terminated at any time prior to the Closing Date:
     (a) By mutual written consent of Purchaser and Sellers;
     (b) By Sellers or Purchaser, by written notice to the other party, if the Closing shall not have occurred by June 6, 2007, unless such date is extended by the mutual written consent of Sellers and Purchaser; provided, no party may terminate this Agreement pursuant to this Section 9.1(b) if that party has breached its obligations under this Agreement in a manner that shall have proximately contributed to the failure of the Closing to occur by such date;
     (c) By either Purchaser or Sellers, by written notice to the other party, if (A) a Governmental Order shall have been issued by a Governmental Entity in the United States permanently restraining, enjoining or otherwise prohibiting the Closing, and such Governmental Order shall have become final and nonappealable, or (B) any Law shall have been enacted by any Governmental Entity in the United States or Canada which prohibits the consummation of the Closing:
     (d) By Sellers, by written notice to Purchaser, if (i) at any time the representations and warranties of Purchaser contained in this Agreement shall fail to be true and correct, or Purchaser shall at any time have failed to perform and comply with all agreements and covenants of Purchaser contained in this Agreement requiring performance or compliance prior to such time, and in either case, such failure (i) shall be such that, if not cured, the conditions set forth in Section 7.3(a) or Section 7.3(b) would not be fulfilled and (ii) shall not have been cured within twenty days of the receipt of written notice thereof by Purchaser from Sellers; or
     (e) By Purchaser, by written notice to Sellers, if at any time the representations and warranties of Sellers contained in this Agreement shall fail to be true and correct, or Sellers shall at any time have failed to perform and comply all agreements and covenants of Sellers contained in this Agreement requiring performance or compliance prior to such time, and in either case, such failure (i) shall be such that, if not cured, the conditions set forth in Section 7.2(a) or Section 7.2(b) would not be fulfilled and (ii) shall not have been cured within twenty days of the receipt of written notice thereof by Sellers from Purchaser.

     9.2 Effect of Termination. In the event of the termination of this Agreement pursuant to the provisions of Section 9.1 (Termination), this Agreement shall become void and have no effect, without any Liability to any Person in respect hereof or of the transactions contemplated hereby on the part of any party hereto, or any of its directors, officers, employees, agents, legal and financial advisors, representatives, stockholders or Affiliates; provided, however, that the agreements contained in Sections 6.3 (Access and Information), Section 6.6 (Publicity), Section 10.1 (Expenses), the Confidentiality Agreement and this Section 9.2 shall survive the termination of this Agreement; and provided, further, that except as otherwise provided herein, no such termination shall relieve any party hereto of any Liability or damages resulting from any willful or intentional breach of this Agreement prior to the time of such termination. If the transactions contemplated by this Agreement are terminated as provided herein:
     (i) Purchaser shall return to Sellers all documents and other materials received from Sellers, the Partnership, their Affiliates or their agents (including all copies thereof and all materials developed from any such documents or other materials) relating to the transactions contemplated hereby, whether obtained before or after the execution hereof; and
     (ii) all confidential information received by Purchaser with respect to the Partnership and its Affiliates shall be treated in accordance with the Confidentiality Agreement, which shall remain in full force and effect notwithstanding the termination of this Agreement.
ARTICLE X
GENERAL PROVISIONS
     10.1 Expenses. Except as otherwise specifically provided in this Agreement, Sellers, on the one hand, and Purchaser, on the other hand, shall bear their respective expenses, costs and fees (including attorneys’, auditors’ and financing fees, if any) in connection with the transactions contemplated hereby, including the preparation, execution and delivery of this Agreement and compliance herewith, whether or not the transactions contemplated hereby are effected; provided that Purchaser shall be responsible for all filing fees in connection with (i) the filings required by the HSR Act and (ii) any other filings with Governmental Entities.
     10.2 Further Actions. Each party shall execute and deliver such certificates and other documents and take such other actions as may reasonably be requested by the other party in order to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated by this Agreement.
     10.3 Certain Limitations. It is the explicit intent and understanding of each of the parties that no party nor any of its Affiliates, representatives or agents is making any representation or warranty whatsoever, oral or written, express or implied, other than those set forth in this Agreement and no party is relying on any statement, representation or warranty, oral or written, express or implied, made by another party or such other party’s Affiliates, representatives or agents, except for the representations and warranties set forth in this Agreement. The parties agree that this is an arm’s length transaction in which the parties’

undertakings and obligations are limited to the performance of their obligations under this Agreement.
     10.4 Notices. All notices and communications hereunder shall be deemed to have been duly given and made only if in writing and if served by personal delivery upon the party for whom it is intended, delivered by registered or certified mail, return receipt requested, delivered by recognized overnight courier, or if sent by facsimile or email, provided that the facsimile or email is promptly confirmed by telephone, return facsimile or email confirmation thereof, to the Person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such Person:
     (a)     if to Sellers or, prior to Closing, the Partnership,
Lifestyle Brands Ltd.
25 Vanley Crescent
Toronto, Ontario
Canada M3J 2B7
Fax:(416) 631-3351
Email: jsalter@hilcocc.com
Telephone: (416) 361-6336
Attention: James Salter
Sunrise Capital Partners, LP
245 Park Avenue, 20th Floor
New York, NY 10167-0001
Fax: 212-582-3016
Email: bjsouza@bryancave.com
Telephone: (212) 582-3015
Attention: General Partner
Collective Partners, LLC
245 Park Avenue, 20th Floor
New York, NY 10167-0001
Fax: 212-582-3016
Email: bjsouza@bryancave.com
Telephone: (212) 582-3015
Attention: Manager
with a copy to (which copy shall not constitute notice):
Bryan Cave LLP
1900 Main Street, Suite 700
Irvine, California 92614
Fax: (949) 223-7100
Email: bjsouza@bryancave.com
Telephone: (949) 223-7119
Attention: Brett J. Souza, Esq.

and
     (b)    if to Purchaser, or, following Closing, the Partnership,
Payless ShoeSource Worldwide, Inc.
3231 SE Sixth Avenue
Topeka, Kansas 66607
Fax: (785) 368-7524
Email: Michael_Massey@payless.com
Telephone: (785) 295-2434
Attention: Michael J. Massey
with a copy to (which copy shall not constitute notice):
Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004
Fax: (212) 558-3588
Email: aquilaf@sullcrom.com
Telephone: (212) 558-4048
Attention: Francis J. Aquila, Esq.
or, in each case, at such other address as may be specified in writing to the other parties hereto.
     10.5 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns.
     10.6 Assignment; Successors; Third-Party Beneficiaries. This Agreement shall not be assignable by any party hereto without the prior written consent of all of the other parties and any attempt to assign this Agreement without such consent shall be void and of no effect, except that Purchaser may assign, in whole or in part, its rights or obligations hereunder to any Affiliate, provided that no such assignment shall relieve Purchaser of its obligations hereunder. This Agreement shall inure to the benefit of, and be binding on and enforceable against, the successors and permitted assigns of the respective parties hereto. Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any Person other than the parties and the successors and assigns permitted by this Section 10.6 any right, remedy or claim under or by reason of this Agreement, except that each indemnitee shall be a third party beneficiary with respect to ARTICLE VIII and shall be entitled to the rights and benefits of, and to enforce, the provisions thereof.
     10.7 Amendment; Waivers, Etc. No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the amendment, modification, discharge or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. The waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall not be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. The rights and remedies herein provided are cumulative and none is exclusive of any other, or of any rights or remedies that any party may otherwise have at law or in equity.
     10.8 Entire Agreement. This Agreement (including the Exhibits and Schedules referred to herein or delivered hereunder) and the Confidentiality Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.
     10.9 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction in such manner as will effect as nearly as lawfully possible the purposes and intent of such invalid, illegal or unenforceable provision.
     10.10 Headings. The headings contained in this Agreement are for purposes of convenience only and shall not affect the meaning or interpretation of this Agreement.
     10.11 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument.
     10.12 Governing Law. THIS AGREEMENT SHALL BE CONSTRUED, PERFORMED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.
     10.13 Consent to Jurisdiction, etc. (a) The parties consent to exclusive jurisdiction in the United States District Court for the Southern District of New York (and any courts from which appeals from judgments of that court are heard) as to any dispute or claim as to which there is subject matter jurisdiction in that court and, for all other disputes or claims, the parties consent to exclusive jurisdiction in the Supreme Court of the State of New York, New York County (and any courts from which appeals from judgments of that court are heard). Each of the parties hereto agrees that a final judgment (subject to any appeals therefrom) in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
     (b) Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in any New York State or Federal court in accordance with the provisions of Section 10.13(a). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
     (c) Each of the parties hereto hereby irrevocably and unconditionally consents to service of process in the manner provided for notices in Section 10.4 (Notices). Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
     10.14 Equitable Relief. Irreparable damage would occur in the event that any of the provisions of this Agreement (including Section 6.9 (No Solicitation)) were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the provisions of this Agreement, this being in addition to any other remedy to which they are entitled at Law or in equity.
     10.15 Waiver of Punitive and Other Damages and Jury Trial. (a) EACH PARTY TO THIS AGREEMENT EXPRESSLY WAIVES AND FOREGOES ANY RIGHT TO RECOVER PUNITIVE, EXEMPLARY, LOST PROFITS, CONSEQUENTIAL OR SIMILAR DAMAGES IN ANY ARBITRATION, LAWSUIT, LITIGATION OR PROCEEDING ARISING OUT OF OR RESULTING FROM ANY CONTROVERSY OR CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
     (b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
     (c) EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF THE FOREGOING WAIVERS, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (iii) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.15.

     IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

Collective Partners, LLC, a Delaware limited liability company
By:	/s/ David A. Preiser
	Name:	David A. Preiser
	Title:	Co-Chairman

By:	/s/ James J. Salter
	Name:	James J. Salter
	Title:	Co-Chairman

Sunrise Capital Partners, L.P., a Delaware limited partnership

By:	Sunrise Advisors LLC, a Delaware limited liability company, its sole general partner

By:	/s/ David A. Preiser
Name:	David A. Preiser
Title:	Managing Member

Lifestyle Brands Ltd., a corporation organized under the laws of the Province of Ontario, Canada
By:	/s/ James J. Salter
	Name:	James J. Salter
	Title:	President & CEO

[Signature Page to Purchase Agreement]

     IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

Payless ShoeSource Worldwide, Inc., a Kansas corporation
By:	/s/ Matthew E. Rubel
	Name:	Matthew E. Rubel
	Title:	Chief Executive Officer

[Signature Page to Purchase Agreement]